Filed pursuant to Rule 424(b)(3)
                                                Registration Number 333-141395


PROSPECTUS


                               10,933,335 Shares
                         DRINKS AMERICAS HOLDINGS, LTD.
                                  COMMON STOCK


This prospectus relates to the resale of up to 10,933,335 shares of our common stock by the selling security holders listed in the prospectus commencing on page 35, consisting of 5,444,445 shares of common stock held by selling security holders, up to 4,222,223 shares of common stock that may be issued pursuant to the exercise of common stock purchase warrants, up to 1,266,667 shares of common stock that may be issued to certain selling security holders under the anti-dilution provisions of such warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable on exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions. The transactions in which the selling security holders acquired the shares of common stock covered by this prospectus are described in the section of this prospectus entitled "Selling Security Holders."


The selling security holders, by themselves or through brokers and dealers, may offer and sell the shares at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of common stock. The selling security holders will receive all proceeds from such sales. Under certain circumstances, we will, in the ordinary course of business, receive proceeds from the issuance of our common stock upon exercise of the common stock purchase warrants.

It is not possible to determine the price to the public in any sale of the shares of common stock by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling security holders will pay any underwriting discounts and commissions.

Our common stock is traded on the over-the-counter Bulletin Board under the symbol "DKAM" On April 17, 2007 the average of the high and low prices of our common stock on the over-the-counter Bulletin Board was $1.64. Investing in our common stock involves a high degree of risk.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Our principal executive offices are located at 372 Danbury Road, Wilton, CT, Connecticut 06897. Our telephone number is (203) 762-7000.

 No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.


                   The date of this prospectus is May 3, 2007.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                            5
RISK FACTORS                                                                  6
USE OF PROCEEDS                                                               12
DETERMINATION OF OFFERING PRICE                                               12
FORWARD LOOKING STATEMENTS                                                    12
BUSINESS                                                                      13
DESCRIPTION OF PROPERTY                                                       21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND               21
RESULTS OF OPERATIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND                26
EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS
DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;              28
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
SUMMARY COMPENSATION TABLE                                                    31
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                          32
PLAN OF DISTRIBUTION                                                          33
DESCRIPTION OF SECURITIES                                                     35
SELLING SECURITY HOLDERS                                                      35
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS                   37
LEGAL PROCEEDINGS                                                             40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                                 40
INDEMNIFICATION OF DIRECTORS AND OFFICERS                                     40
EXPERTS                                                                       40
WHERE YOU CAN FIND MORE INFORMATION                                           41

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision.

In this prospectus, the "Company", "we," "us," and "our" refer to (i) Drinks Americas Holdings, Ltd. (ii) our 100% owned Delaware subsidiary, Drinks Americas, Inc., (iii) our 100% owned Delaware limited liability company, Maxmillian Mixers, LLC, (iv) our 90% owned Delaware limited liability company, Drinks Global Imports, LLC, and (v) our 100% owned New York Limited Liability Company, DT Drinks, LLC.

                                   OUR COMPANY

As of March 9, 2005, the shareholders of Drinks Americas, Inc. ("DA"), a privately-held Delaware corporation, acquired control of Gourmet Group, Inc. ("Gourmet Group"), which had become a Delaware corporation and changed its name to Drinks Americas Holdings, Ltd. Prior to entering into this share exchange, as Gourmet Group, we were a company pursuing the acquisition of various operating businesses since our sale of Jardine Foods, Inc., our previous operating entity, in May 2002. On March 9, 2005, we issued approximately 87% of our common stock in exchange for our acquiring all of DA's outstanding common shares and the DA's business.

We develop, produce (primarily through contracts with independent contractors called co-packers), market and/or distribute alcoholic and non-alcoholic beverages for sale primarily both in the continental United States market and have recently expanded our distribution network to certain international and duty free markets. While in certain cases we own the trademarks or have developed the formula for a product that we distribute, in other cases we only have the right to distribute the products and have been granted licenses of the trademark to allow us to do so. We refer to all of the products we distribute as "our products" throughout this Prospectus.

Our strategy is to take advantage of icon celebrity brands and the strategic relationships our management team has developed throughout their careers. We distribute our products through established distributors, virtually all of which are well known to our management team from prior business dealings with them in the beverage industry. We have expanded the number of distributors we do business with in certain markets where we believe it is appropriate. Our distributors buy our products from us for resale. Our products are produced by independent co-packers, typically, pursuant to our specifications. Our management's relationships with manufacturers, distillers, development/research companies, bottling concerns and certain retail customers provide the foundation through which we expect to grow our business in the future.

We have assembled, and will attempt to continue to assemble, our premium brands, on a "low cost" basis. We believe acquisition of mid-sized brands and single trademark companies can be accomplished at extremely efficient "price multiples" in relation to their existing volume. We are willing to develop these brands with their original owners on a cooperative economic basis and share with them marketing, production, distribution contacts and other relationships and the sophistication of our management team. We believe that the "skill-set" of our management team is a primary asset in the development of our acquired brands and trademarks. We have acquired products or trademarks for, or entered into ventures with, partners such as Trump Marks LLC, Willie Nelson, Bo Dietl, Wynn Starr Flavors, Inc., Interamericana de Licores S.A. of Panama, Newman's Own, Inc., Paul Newman's Beverages, Marvin Traub Associates, Cohete Rum S.A. and Damiana, SA.

Several of the brands that we have acquired have the strategic advantage of association with "icon" entertainers which provide us efficient promotion and marketing opportunities. We believe the public relations impact of our association with these icons and the resulting media opportunities cuts across electronic and print media formats and delivers an exponential impact in building brand awareness and consumer excitement.

We rely on distributors who handle direct store delivery sales, which minimizes our overhead. We have formed an independent network of contract sales and regional managers, a promotional support team and several market segment specialists who are paid on a variable basis.

We currently market and distribute, and in most cases produce (through co-packers) eight unique beverage brands.

Our principal executive offices are located at 372 Danbury Road, Wilton, CT 06897, and our telephone number is (203) 762-7000.

                                  THE OFFERING

This prospectus relates to the resale by the selling security holders of up to 10,933,335 shares of our common stock, of which 5,444,445 shares of our common stock covered by this prospectus are held by selling security holders, up to 4,222,223 shares of our common stock are issuable upon the exercise of outstanding common stock purchase warrants and up to 1,266,667 shares of common stock may be issued to certain selling security holders under the anti-dilution provisions of such warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable on exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions. The issuances of such securities to the selling security holders was made in reliance upon an exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for private transactions. Additional information concerning the transactions in which the rights to acquire the shares covered by this prospectus were obtained by the selling security holders are set forth in the section of this prospectus entitled "Selling Security Holders."

                        SALES BY SELLING SECURITY HOLDERS

The selling security holders may offer the common stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the Securities and Exchange Commission (the "SEC") and we have not withdrawn the registration statement. The offering of common stock may be through the facilities of the over-the-counter Bulletin Board or such other exchange or reporting system where the common stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales affected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock. See "Plan of Distribution."

                             OUTSTANDING SECURITIES

As of April 16, 2007, there were 79,533,574 shares of our common stock outstanding.

An investment in the shares of our company is subject to a number of risks. We have set forth these risk factors below under the heading "Risk Factors" which you should carefully review.

                                  RISK FACTORS

This offering involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and other information and our consolidated financial statements and related notes included elsewhere in this prospectus. If any of the events described below actually occur, our operating results would be dramatically adversely affected, which in turn could cause the price of our common stock to decline, perhaps significantly. Further, we may not be able to continue our operations. This means you could lose all or a part of your investment.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

FACTORS RELATING TO OUR COMPANY AND OUR BUSINESS

WE ARE A DEVELOPING COMPANY AND OUR PROSPECTS MUST BE CONSIDERED IN LIGHT OF OUR SHORT OPERATING HISTORY AND SHORTAGE OF WORKING CAPITAL.

We are a developing company with a very short operating history, having been incorporated in September 2002. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by developing companies, including dealing with a shortage of necessary funds in the very competitive marketplace in which the alcoholic and non-alcoholic beverage business is carried on, as well as the many risks commonly anticipated or experienced by mature companies. Our ability to operate as a going concern and to achieve profitable operations will be dependent on such factors as the success of our business model and marketing strategy, market penetration of existing products, competition, future brand additions, continued development of distribution relationships and the availability of financing. No assurance can be given that we will be able successfully to develop our business under the foregoing conditions.

WE RELY HEAVILY ON OUR INDEPENDENT DISTRIBUTORS, AND THIS COULD AFFECT OUR ABILITY TO EFFICIENTLY AND PROFITABLY DISTRIBUTE AND MARKET OUR PRODUCTS, AND MAINTAIN OUR EXISTING MARKETS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

Our ability to establish a market for our brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Many of our larger distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include: (i) the level of demand for our brands and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Further, shortage of adequate working capital may make it impossible for us to do so. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely effect our revenues and financial results.

WE GENERALLY DO NOT HAVE LONG-TERM AGREEMENTS WITH OUR DISTRIBUTORS, AND WE EXPEND SIGNIFICANT TIME AND MAY NEED TO INCUR SIGNIFICANT EXPENSE IN ATTRACTING AND MAINTAINING KEY DISTRIBUTORS.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We have entered into written agreements with certain of our distributors for varying terms and duration; however, most of our distribution relationships are informal (based solely on purchase orders) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with certain of our significant distributors, we have no assurance as to the level of performance under those agreements, or that those agreements will not be terminated. There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

BECAUSE OUR DISTRIBUTORS ARE NOT REQUIRED TO PLACE MINIMUM ORDERS WITH US, WE NEED TO CAREFULLY MANAGE OUR INVENTORY LEVELS, AND IT IS DIFFICULT TO PREDICT THE TIMING AND AMOUNT OF OUR SALES.

Our independent distributors are not required to place minimum monthly, quarterly or annual orders for our products. In order to reduce their inventory costs, our independent distributors maintain low levels of inventory which, depending on the product and the distributor, range from 15 to 45 days of typical sales volume in the distribution area. We believe that our independent distributors endeavor to order products from us in such quantities, at such times, as will allow them to satisfy the demand for our products in the distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Our goal is to maintain inventory levels for each of our products sufficient to satisfy anticipated purchase orders for our products from our distributors, which is difficult to estimate. This places burdens on our working capital which has been limited since we began operations. As a result, we have not consistently been able to maintain sufficient inventory levels and may not be able to do so in the future.

As is customary in the contract packing industry for small companies, we are expected to arrange for the production of our products sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities available under our contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on a timely basis. Conversely, we may produce more products than warranted by actual demand, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors, which, in turn, would likely have a material adverse effect on our ability to maintain relationships with those distributors.

THE BANKRUPTCY, CESSATION OF OPERATIONS, OR DECLINE IN BUSINESS OF A SIGNIFICANT DISTRIBUTOR COULD ADVERSELY AFFECT OUR REVENUES, AND COULD RESULT IN INCREASED COSTS IN OBTAINING A REPLACEMENT.

If any of our primary distributors were to stop selling our products or decrease the number of cases purchased, our revenues and financial results could be adversely affected. There can be no assurance that, in the future, we will be successful in finding new or replacement distributors if any of our existing significant distributors discontinue our brands, cease operations, file for bankruptcy or terminate their relationship with us.

WE HAVE NOT SATISFIED CERTAIN OF OUR COMMITMENTS UNDER DISTRIBUTION AGREEMENTS, WHICH ENTITLE US TO DISTRIBUTE CERTAIN OF OUR PRODUCTS. IF ANY OF THESE AGREEMENTS WERE CANCELLED IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our rights to distribute certain of our products are generally governed by distribution agreements which contain minimum sales targets and other requirements some of which we have not satisfied to date. Therefore virtually all of our distribution contracts can be cancelled. We rely on our relationships with the parties who have granted us distribution rights rather than contractual protection. Cancellation of one or more of our distribution contracts would have a material adverse effect on our business.

WE NEED TO EFFECTIVELY MANAGE OUR GROWTH AND THE EXECUTION OF OUR BUSINESS PLAN. ANY FAILURE TO DO SO WOULD NEGATIVELY IMPACT OUR RESULTS.

To manage operations effectively, we must improve our operational, financial and other management processes and systems. We have a small staff and our success also depends on our ability to maintain high levels of employee efficiency, to manage our costs in general and administrative expense in particular, and otherwise to efficiently execute our business plan. We need to cost-efficiently add new brands and products, develop and expand our distribution channels, and efficiently implement our business strategies. There are no assurances that we will be able to effectively and efficiently manage our growth. Any inability to do so, could increase our expenses and negatively impact the results of our operations.

THE LOSS OF KEY PERSONNEL WOULD DIRECTLY AFFECT OUR EFFICIENCY AND ECONOMIC RESULTS.

We are dependent upon the creative skills and leadership of our founder, J. Patrick Kenny, who serves as our President and Chief Executive Officer and upon the management, financial and operational skills of Jason Lazo, our Chief Operating Officer. We currently maintain key person life insurance on Mr. Kenny in the amount of $2,000,000. The loss of the services of either Mr. Kenny, or Mr. Lazo could have a material adverse affect on our business and operations, including our ability to develop and execute a long-term, profitable business plan. Due to inadequate working capital, we have often not paid agreed upon compensation to our employees and independent contractors. Due to increase in our working capital from the offering of our common stock and warrants we closed in January, 2007, we expect to timely pay our employees and independent contractors in the future. However, if we fail to do so, there can be no assurance they will continue to render services to us.

Our management team consists of several key distribution, sales and financial personnel who have been recruited within the past several years. Many of these individuals provide services to us as independent contractors. In order to manage and operate our business successfully in the future, it will be necessary to further strengthen our management team. The hiring of any additional executives will increase our compensation expense. We may not have sufficient working capital to be able to do so.

OUR STRATEGY REQUIRES US TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH OTHER FIRMS.

Our strategy depends on various relationships with other firms for product development, research facilities, distilling facilities, bottling, distribution and low-cost marketing. Because of these relationships, we do not expect to invest heavily in fixed assets or factories. Of particular importance to us is our relationship with independent producers who manufacture our products, typically, pursuant to our specifications. We do not have our own production capacity and rely on independent contractors to produce our products. We will need to maintain and develop relationships with additional manufactures as we add products to our product mix. It is vital to our success that our producers deliver high quality products to us with favorable pricing terms. There can be no assurance, however, that we will be able to develop and maintain relationships which provide us the services and facilities we require. If we fail to develop and maintain such relationships, we may be forced to change our strategy, which could have a material adverse effect on the results of our operations. Further, if our relationship with a producer of any of our products is terminated, it is likely our business will be disrupted until a replacement producer is identified and production commences.

OUR BUSINESS AND FINANCIAL RESULTS DEPEND ON MAINTAINING A CONSISTENT AND COST-EFFECTIVE SUPPLY OF RAW MATERIALS.

Raw materials for our products include concentrate, glass, labels, flavoring, caps and packaging materials. Currently, we purchase our flavor concentrate from two flavor concentrate suppliers. We believe that we have adequate sources of raw materials, which are available from multiple suppliers, and that in general we maintain good supplier relationships. The price of our concentrates is determined through negotiation with our flavor houses, and may be subject to change. Prices for the remaining raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our ability to achieve profitability. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, it will adversely affect our results of operations.

WE MAY NOT BE ABLE TO ACQUIRE AND SUCCESSFULLY INTEGRATE ADDITIONAL PRODUCTS IN THE FUTURE.

We have grown our business primarily through acquisitions of brands and, if we have the working capital necessary to do so, we expect to acquire additional brands in the future. There can be no assurance that we will be able to acquire additional products or assimilate all of the products we do acquire into our business or product mix. Acquisitions can be accompanied by risks such as potential exposure to unknown liabilities relating to the acquired product or business. We have entered into, and may continue to enter into, joint ventures, which may also carry risks of liability to third parties.

OUR INABILITY TO PROTECT OUR TRADEMARKS, PATENT AND TRADE SECRETS MAY PREVENT US FROM SUCCESSFULLY MARKETING OUR PRODUCTS AND COMPETING EFFECTIVELY.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

WE HAVE LIMITED WORKING CAPITAL AND WILL NEED ADDITIONAL FINANCING IN THE
FUTURE.

Our working capital needs in the future will depend upon factors such as market acceptance of our existing products and of any new products we launch, the success of our independent distributors and our production, marketing and sales costs. None of these factors can be predicted with certainty.

We have sustained substantial operating losses since our organization. We will need additional debt or equity financing in the future to fully implement our business plan. We may not be able to obtain any additional financing on acceptable terms or at all. As a result, we may not have adequate working capital to implement future expansions, maintain sufficient levels of inventory, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient financing would likely result in the delay or abandonment of some or all of our development plans, any one of which would likely harm our business and the value of our common stock.

CERTAIN OF OUR PRODUCTS ARE CLOSELY IDENTIFIED WITH CELEBRITIES AND OUR BRAND RECOGNITION IS SIGNIFICANTLY AFFECTED BY THEIR SUCCESS IN THEIR PROFESSION.

Certain of our products, including products for which we have acquired distribution rights, adopt the name of a single personality or celebrity, or is associated with a single personality or celebrity, such as Willie Nelson, Paul Newman, and Donald Trump. Therefore, any reduction of notoriety or any damage to the reputation of any such personality will correspondingly damage the associated product and could have a material adverse effect on the results of our operations.

CERTAIN FACTORS RELATING TO OUR INDUSTRY

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, SO BRAND NAME RECOGNITION AND ACCEPTANCE OF OUR PRODUCTS ARE CRITICAL TO OUR SUCCESS.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors' existing beverage sales. Although we believe that we have made progress towards establishing market recognition for certain of our brands in both the alcoholic and non alcoholic beverage industry, it is too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

COMPETITION FROM TRADITIONAL ALCOHOLIC AND NON-ALCOHOLIC BEVERAGE MANUFACTURERS MAY ADVERSELY AFFECT OUR DISTRIBUTION RELATIONSHIPS AND MAY HINDER DEVELOPMENT OF OUR EXISTING MARKETS, AS WELL AS PREVENT US FROM EXPANDING OUR MARKETS.

The beverage industry is highly competitive. We compete with other beverage companies, most of which have significantly more sales and significantly more resources, which gives them significant advantages in gaining consumer acceptance for their products, access to shelf space in retail outlets and marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all beverages, most of which are marketed by companies with greater financial resources than what we have. Some of these competitors are or will likely in the future, place severe pressure on our independent distributors not to carry competitive alternative brands such as ours. We also compete with regional beverage producers and "private label" suppliers. Some of our alcoholic competitors are Diageo, Pernod Ricard, Brown-Furman and Bacardi & Company, Ltd. Some of our direct competitors in the alternative beverage industry include Cadbury Schweppes (Snapple, Stewart, Nantucket Nectar, Mystic), Castle Brands, Thomas Kemper, Boylans and Hansens. Competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive phenomena, we are unable to sufficiently maintain or develop our distribution channels, or develop alternative distribution channels, we may be unable to achieve our financial targets. As a means of maintaining and expanding our distribution network, we intend to expand the market for our products, and introduce additional brands. However, we will require financing to do so. There can be no assurance that we will be able to secure additional financing or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than those available to us, could have a material adverse effect on our existing markets, as well as our ability to expand the market for our products.

WE COMPETE IN AN INDUSTRY CHARACTERIZED BY RAPID CHANGES IN CONSUMER PREFERENCES, SO OUR ABILITY TO CONTINUE DEVELOPING NEW PRODUCTS TO SATISFY OUR CONSUMERS' CHANGING PREFERENCES WILL DETERMINE OUR LONG-TERM SUCCESS.

Our current market distribution and penetration is limited as compared with the potential market and so our initial views as to customer acceptance of a particular brand can be erroneous, and there can be no assurance that true market acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste, such as the recent media focus on obesity in youth. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

A DECLINE IN THE CONSUMPTION OF ALCOHOL COULD ADVERSELY AFFECT OUR BUSINESS.

There have been periods in American history during which alcohol consumption declined substantially. A decline in alcohol consumption could occur in the future due to a variety of factors including: (i) a general decline in economic conditions, (ii) increased concern about health consequences and concerns about drinking and driving, (iii) a trend toward other beverages such as juices and water, (iv) increased activity of anti-alcohol consumer groups, and (v) increases in federal, state or foreign excise taxes. A decline in the consumption of alcohol would likely negatively affect our business.

WE COULD BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR PERSONAL INJURY OR POSSIBLY DEATH.

Although we have product liability insurance in amounts we believe are adequate, we cannot assure you that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient; a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products; thus adversely affecting our ability to continue to market and sell that or other products.

OUR BUSINESS IS SUBJECT TO MANY REGULATIONS AND NONCOMPLIANCE IS COSTLY.

The production, marketing and sale of our alcoholic and non alcoholic beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, rules and regulations are subject to change from time to time and while we monitor developments in this area, the fact that we have limited staff makes it difficult for us to keep up to date and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether regarding labeling, the environment, taxes or otherwise, could have a material adverse effect on our financial condition and results of operations.

THE CURRENT INTERNATIONAL CONFLICTS, AND TERRORISM EVENTS ALL OR INDIVIDUALLY MAY HAVE AN ADVERSE IMPACT ON OUR SALES AND EARNINGS, AND OUR SHIPPING COSTS HAVE INCREASED.

We cannot predict the impact of the current economic climate in the United States, or the current international situation, on current and future consumer demand for and sales of our products. In addition, recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs have increased, and these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass these increased costs on to our customers.

CERTAIN FACTORS RELATED TO OUR COMMON STOCK

BECAUSE OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK," A SHAREHOLDER MAY HAVE DIFFICULTY SELLING SHARES IN THE SECONDARY TRADING MARKET.

Our common stock is subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as our common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future through sales of equity in the public or private markets.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE, AND A SHAREHOLDER'S INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

There could be significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. Our common stock is listed on the over-the-counter Bulletin Board and there is a greater chance for market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of "bid" and "ask" quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

A LARGE NUMBER OF SHARES OF COMMON STOCK WILL BE ELIGIBLE FOR FUTURE SALE AND MAY DEPRESS OUR STOCK PRICE.

Our shares that are eligible for future sale may have an adverse effect on the price of our stock. As of April 16, 2007, there were 79,533,574 shares of our common stock outstanding. We are registering up to 10,933,335 shares of our common stock for sale by certain of our shareholders from time to time. Also, we have issued approximately over 30,000,000 shares of our common stock since March 2005. A significant percent of these shares either are or soon will be eligible to be traded. Our average daily trading volume for the previous three months ended February 28, 2007 was approximately 375,940 shares of our common stock. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

YOUR OWNERSHIP INTEREST, VOTING POWER AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK.

We have issued common stock and, warrants, and convertible notes to purchase our common stock to satisfy our obligations and fund our operations. In the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock to raise money for our continued operations. We continue to seek additional investors. If additional sales of equity occur, your ownership interest and voting power in us will be diluted and the market price of our common stock may decrease.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the selling stockholder's sale of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling security holders listed in this prospectus. The selling security holders may therefore sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "DKAM" On April 17, 2007 the reported closing price for our common stock on the over-the-counter Bulletin Board was $1.64.

We have agreed to pay curtain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

                CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations and other projections, and statements expressing general optimism about future operating results, and non-historical information, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Readers are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Forms 10-KSB, Forms 10-QSB and Forms 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                    BUSINESS

HISTORY OF COMPANY:

As of March 9, 2005, the shareholders of Drinks America, Inc. ("DA"), acquired control of Gourmet Group, which had become a Delaware corporation and changed its name to Drinks Americas Holdings, Ltd. Prior to entering into this share exchange, as Gourmet Group, Inc. ("Gourmet Group"), we were a company pursuing the acquisition of various operating businesses since our sale of Jardine Foods, Inc., our previous operating entity, in May 2002. As described below, as of March 9, 2005, DA's shareholders acquired approximately 87% of Gourmet Group's common stock in exchange for all of DA's outstanding common shares and the Drinks' business.

As of March 9, 2005, we, as Gourmet Group, issued an aggregate of approximately 42,963,792 shares of our common stock (or approximately 87.28% of the outstanding common stock on a fully-diluted basis) to DA's shareholders, an additional 1,800,000 total shares of our common stock (or approximately 3.66%) to two advisors to DA and a total of 400,000 shares of our common stock (or approximately .8%) to the four members of Maxmillian Mixers, LLC, a Delaware limited liability company affiliated with DA ("Mixers"). Immediately prior to issuing such shares, the Company (which had previously been a Nevada corporation), by way of merger into a newly formed Delaware corporation, became a Delaware corporation, changed its name to Drinks Americas Holdings, Ltd., effectively reverse split its outstanding shares one-for-ten, and authorized up to 1,000,000 shares of "blank check" preferred stock in its new certificate of incorporation. In return for such issuances of shares, we, as Gourmet Group, received all of the outstanding shares of capital stock of DA and all of the membership interests in Mixers. Thus, DA and Mixers became our wholly-owned subsidiaries and the business of those subsidiaries constitutes substantially all of our operations at that time. Prior to the share exchange transaction described above, Maxmillian Partners, LLC ("Partners") owned approximately 99% of the outstanding capital stock of DA and immediately after the share exchange became our majority shareholder. Subsequently, Partners distributed its shares pro rata to its 21 members as part of a plan of liquidation. For financial accounting purposes, this share exchange has been recognized as a reverse merger, and accordingly we changed our fiscal year end from June 30 to DA's year end of April 30th, and all of our historical financial statements prior to the share exchange are those of DA.

OVERVIEW

Based in Wilton, Connecticut, we were founded in 2002 by an experienced team of beverage, entertainment, retail and consumer product industry professionals, led by J. Patrick Kenny, a former executive at Joseph E. Seagram & Sons. We specialize in the marketing and distribution of premium alcoholic and nonalcoholic beverages with icon entertainers and celebrities.

We develop, produce (primarily through contracts with independent contractors called co-packers), market and/or distribute alcoholic and non-alcoholic beverages for sale primarily in the continental United States and have recently expanded our distribution network to certain international and duty free markets. While in certain cases we own the trademarks or have developed the formula for a product that we distribute, in other cases we only have the right to distribute the products and have been granted licenses of the trademark to allow us to do so. We refer to all of the products we distribute as "our products" throughout this prospectus.

Over the past 12 months we have acquired and developed additional brands and distributed existing products, and reallocated marketing support for certain of these brands. Our production capacity is primarily through third party independent contract packers known as "co-packers". The expansion of our business has been negatively affected by insufficient working capital. As a result, we have regularly made judgments as to inventory levels in general and whether to maintain inventory for any particular product based on available working capital, rather than maintaining the optimum levels required to grow our business. Although our working capital position has improved as a result of our January 2007 Private Placement of our common stock and warrants, we will continue to carefully manage our working capital and we expect that business decisions will continue to be influenced by the availability of working capital.

Our strategy is to take advantage of icon celebrity brands and the strategic relationships our management team has developed throughout their careers. We distribute our products through established distributors, virtually all of which are well known to our management team from prior business dealings with them in the beverage industry. We have expanded the number of distributors we do business with in certain markets where we believe it is appropriate. Our distributors buy our products from us for resale. Our products are produced by independent co-packers, typically, pursuant to our specifications. Our management's relationships with manufacturers, distillers, development/research companies, bottling concerns and certain customers provide the foundation through which we expect to grow our business in the future.

We have assembled, and will attempt to continue to assemble, our premium brands, on a "low cost" basis. We believe acquisition of mid-sized brands and single trademark companies can be accomplished at extremely efficient "price multiples" in relation to their existing volume. We are willing to develop these brands with their original owners on a cooperative economic basis and share with them marketing, production, distribution contacts and other relationships and the sophistication of our management team. We believe that the "skill-set" of our management team is a primary asset in the development of our acquired brands and trademarks. We have acquired products or trademarks from, or entered into ventures with, partners such as Trump Marks LLC, Willie Nelson, Bo Dietl, Wynn Starr Flavors, Inc., Old Whiskey River, LLC, DAS Communications, Rheingold Beer, Interamericana de Licores S.A. of Panama, Newman's Own, Inc., Paul Newman's Beverages, Marvin Traub Associates, Cohete Rum S.A. and Damiana S.A.

Several of the brands that we have acquired have the strategic advantage of association with "icon" entertainers which provide us efficient promotion and marketing opportunities. We believe the public relations impact of our association with these icons and the resulting media opportunities cuts across electronic and print media formats and delivers an exponential impact in building brand awareness and consumer excitement. Moreover, our focus is primarily on premium high margin, unique premium priced goods.

We believe that our organizational approach will also minimize the need to invest heavily in fixed assets or factories and will allow us to operate with modest overhead because of the historic relationship between members of our management team and co-packers, distilling and bottling and production firms and other industry participants.

We also rely on distributors who handle direct store delivery sales, which also allows us to control our overhead. We have formed an independent network of contract sales and regional managers, a promotional support team and several market segment specialists who are paid on a variable basis.

We currently market and distribute, and in most cases also produce (through co-packers), 8 unique beverage brands.

Our major alcoholic beverages are:

Old Whiskey River Bourbon (R) an award winning small batch 6 year old bourbon (sometimes referred to in this Prospectus as "Old Whiskey River "); Cohete Rum, an award winning smooth sipping rum in the Cuban style, infused with Guarana (sometimes referred to in this prospectus as "Cohete"); Aguila Tequila, a 100% tequiliana weber blue agave reposado tequila (sometimes referred to in this Prospectus as "Aguila"); Damiana, a Mexican liqueur made from the Damiana root and at times given in Mexican culture as a wedding gift because of its perceived aphrodisiac characteristics; Trump Super Premium Vodka, produced in Holland, a product developed by master distiller Jacq DeLac; premium select-label wines from selected vineyards principally in France and Italy, and Casa Bo Margo wines from selected vineyards in Italy.

Our major non-alcoholic beverages are:

Newman's Own lightly sparkling fruit juice drinks, all natural juice drink products (sometimes referred to in this prospectus as "Newman's Own"). Newman's Own initially consisted of six fruit sodas and has been expanded to add one additional flavor and three fruit flavored, lightly sparkling waters.

Our Company is a Delaware corporation, our principal place of business is located at 372 Danbury Road, Suite 163, Wilton, Connecticut 06897 and our telephone number is (203) 762-7000.

STRATEGY

Our long-term business strategy is to increase sales by expanding distribution of our internally developed brands, as well as those for which we hold distribution rights, in new and existing markets, stimulating consumer trials of new products and attempting to increase consumer awareness of, and brand loyalty to, our unique brands and products. Depending on available working capital, we will also attempt to make efficient acquisitions of stand alone brands or distribution rights to existing brands in both the alcoholic and non-alcoholic beverage segment as a way to grow our revenue. Key elements of our business strategy include: creating and maintaining strong distributor relationships and key accounts; stimulating strong consumer demand for our existing brands and products with primary emphasis in the United States through increased marketing and promotions; developing unique beverage brands and products; and targeting strategic brand acquisitions and icon product development opportunities.

We expect to continue to grow our business with the support of our distribution network, which is already well-known to our management from prior business dealings in the beverage industry. This network is currently distributing certain of our products nationally.

Since we were founded in 2002, the implementation of our business plan has been negatively affected by insufficient working capital. Business judgments have been substantially affected by the availability of working capital. Although our working capital position has been improved as a result of our January, 2007 private placement our common stock and warrants, we will need to continue to carefully manage our working capital and our business decisions will continue to be influenced by our working capital requirements. Therefore, our short term business strategy will be to focus on those of our products which we believe will provide the greatest return per dollar of investment with the hope that as a result of increases in sales and the resulting improvement in our working capital position we will be able to focus on those products for which market acceptance might require greater investments of time and resources in the future. To that end, our short-term focus will be, for alcoholic beverages, on Trump Super Premium Vodka, Old Whiskey River Bourbon, Damiana, Aquila Tequila, our select label and Casa Bo Margo wines and, for non-alcoholic beverages, Newman's Own lightly sparkling fruit juice drinks and waters.

ALCOHOLIC BEVERAGE DISTRIBUTION


We have a network of approximately 50 alcohol beverage distributors covering substantially all of the states within the United States. Our distributors buy our products from us for resale. Southern Wine & Spirits ("SWS"), an alcohol distributor, including its affiliates, accounted for approximately 14.35% of our sales in fiscal 2006. For the nine months ended January 31, 2007, Pheonix Beverages, an alcohol distributor, accounted for 23% of our sales.


NON-ALCOHOL BEVERAGE DISTRIBUTION

We have a network of approximately 20 non-alcoholic beverage distributors focused primarily in the east and west coasts of the United States. We have recently formed a joint venture with Tuscan Buyer Dairy for the delivery of our non-alcoholic products in the Metro New York area. This gives us access to an additional distribution network in the Metro New York Market. On a national basis, we are expanding our distribution of Newman's Own, adding distributors in California, Texas and Illinois, as well as other key markets, to our existing distribution areas of New York, Connecticut and New Jersey.

We have organized a network of independent contractors who are industry veterans and have assigned national coverage of our distribution network to this team. Compensation to these individuals is on a variable success basis. We believe that we benefit from the sales and marketing relationships that this team brings to the organization.

WINE AND SPIRITS INDUSTRY OVERVIEW

The United States beverage alcohol market consists of three distinct segments: beer, wine and distilled spirits. Distilled spirits consist of three primary categories: white goods, whiskey and specialties. White goods, consisting of vodka, rum, gin and tequila, represents the largest category, accounting for approximately 51.7% of industry sales in 2005. Vodka is the largest product within the distilled spirits industry, accounting for 27.1% of distilled spirits sales in the United States in 2005. Distilled spirits sales in the United States increased 2.8% in 2005, marking the 8th consecutive year sales have increased in the United States market. Significant consolidation in the global spirits industry has produced five primary large competitors: Diageo, Allied Domecq, Pernod Ricard, Brown-Forman and Bacardi & Company, Ltd.

Historically, growth in the United States spirits industry has been driven by favorable demographic trends as the number of new young adults of legal drinking age (21 to 24) increased. Current projections indicate an 11% increase in drinking age adults from 2005 to 2010.

Vodka

The vodka category is both the largest and fastest growing category of spirits in the United States with sales of 46 million cases. Case sales are expected to grow substantially over the next 5 years.

Whiskey

Whiskey is an aged spirit generally distilled from barley, corn or rye. The whiskey category consists of four major segments: Scotch, Irish, American and Canadian and can be further broken down into blended and single malt subcategories. Whiskey is the second largest spirits category in the United States accounting for approximately 26.1% of distilled spirits sales in 2005, with 44.5 million cases sold.

Rum

Rum is a distilled spirit made from sugar cane or molasses that can be bottled raw or aged in casks. Rum can be broken into several categories: light, dark, flavored and aged. Sales of rum now accounts for approximately 12.9% of total U.S. spirits sales. Case sales grew at a compound annual growth rate of 6% from 2004 to 2005. Two brands, Bacardi and Captain Morgan, account for approximately 76% of total U.S. rum sales, with the balance split among a number of other rum brands.

THE NEW AGE OR ALTERNATIVE BEVERAGE INDUSTRY

Our brands, which are classified as Alcoholic and Non-Alcoholic Ready to Drink beverages, as well as other unique brands and products that we may develop in the future, compete with beverage products of all types, including wines, spirits, liqueurs, soft drinks, beer, and fruit juices.

In its annual beverage sale of the industry report for 2006, Beverage World magazine estimated that 2004 New Age or alternative beverage markets was approximately $16.5 billion in the United States marking the 7th consecutive year of double digit growth.

New Age or alternative beverages are distinguishable from mainstream carbonated soft drinks in that they tend to contain less sugar, less carbonation, and natural ingredients. As a general rule, three criteria have been established for such a classification: (1) relatively new introduction to the market-place; (2) a perception by consumers that consumption is healthy compared to mainstream carbonated soft drinks and (3) the use of natural ingredients and flavors in the products. According to Beverage Marketing Corporation, for 2003, the New Age or alternative beverage category consists of the following segments: premium soda, ready-to-drink ("RTD") coffee, RTD tea, RTD waters (nutrient-enhanced), shelf-stable dairy (regular/diet), shelf-stable dairy (nutrient-enhanced), single-serve-fruit beverages (regular/diet), single-serve-fruit beverages (nutrient enhanced), smoothies, sparkling water, sports drinks, vegetable/fruit juice blends and other New Age beverages.

                       PRODUCTS, ACQUISTIONS AND ALLIANCES

CELEBRITY AND ICON BASED BRANDS

We are executing a "celebrity and icon" based brand strategy, which we believe will enhance consumer acceptance, lower ongoing marketing costs and strengthen our access to distribution channels. We have entered into four ventures with icon entertainers. Our business model leverages consumer identification with these icons, focusing on high margin premium products. We believe the public relations impact of our association with these icons and the resulting media opportunities cuts across electronic and print media formats and delivers an exponential impact in building brand awareness and consumer excitement.

ALCOHOLIC BEVERAGE PRODUCTS

The alcoholic products distributed by the Company are Trump Super Premium Vodka, Old Whiskey River Bourbon, Aguila Tequila, Cohete Rum, Damiana, Casa Bo Margo wines and a collection of select label, super premium wines. Commencing in the fall of 2007, we hope to distribute Rheingold Beer. As indicated previously, commencing early in 2006, our marketing efforts for many of our products were deferred so that we could dedicate the resources required to launch Trump Super Premium Vodka and sales of virtually all of our products have been negatively affected by our inability to maintain appropriate inventory levels and product support.

In December 2002, we purchased 25% interest in Old Whiskey River Distilling Company, LLC which owns or licenses the related trademarks and trade names associated with the Old Whiskey River products. We hold the exclusive worldwide distribution rights, through December 31, 2017, subject to an indefinite number of five-year renewals, for Old Whiskey River Bourbon which is marketed in association with Willie Nelson, a renowned country western entertainer. Our distribution agreement is subject to certain minimum sales requirements. Old Whiskey River Bourbon has been featured on Food Channel's Emeril Live as well as Celebrity Food Finds and other television programs. This line of products is available nationally at the Texas Roadhouse Restaurant chain as well as other outlets with specific Willie Nelson promotions. Old Whiskey River is a feature item at Specs chain of liquor stores in Texas and ABC liquor stores, a chain of 221 outlets in Florida. Old Whiskey River is distributed nationally in over forty states.

We own a 55% interest in the trademark for Aguila Tequila, a premium 100% Blue Agave Tequila, produced by El Viejito distillery in Mexico, which is marketed with its icon label, the North American Eagle. We have the exclusive distribution rights for this product throughout the world except for Mexico. We distribute Acquila Tequila on a national basis in approximately 40 states. The product has been out of stock for the past 6 months as the company has built priority brand inventories. Effective March 2007, we have been reestablishing product availability.

We have developed and own the trademark and formula for Cohete Rum, a Cuban style rum produced in Panama. We launched this product in September, 2004. Cohete Rum has been awarded silver medals from the International Beverage Tasting Institute. We distribute Cohete Rum in Florida with a specific focus on the hispanic market.

In fiscal year 2005 we have entered into a U.S. distribution contract giving us the exclusive sales and marketing rights to Damiana a Hispanic liquor for the United States market. We distribute this product on a national basis in approximately 35 states. We are pleased with the market reception to this product. In 2006 we sold 1,111 cases of this product. In 2007, we expect to sell 4,000 cases. We have introduced point of sale marketing material aimed at expanding consumer brand awareness for Damiana.

In October 2005, we acquired ownership of a long-term license for (188 years) for the Rheingold trademark and other assets related to the Rheingold brand. We believe Rheingold has a significant brand identity and awareness level within the Metro New York and east coast markets. We believe this brand has the potential to be an integral component of our Metro New York distribution base. We are developing a new formula for this product which we expect to launch, with new packaging, in the fall of 2007. In May, 2006 we licensed the Rheingold trademark for use with various types of clothing.

Also, in association with Bo Dietl, we have commenced the import and sale of selected wines under the Casa Bo Margo brand in the metro New York and Connecticut markets. We initiated the distribution of these products in November, 2006, and we intend to market this premium line of Italian wines on an expanded basis in 2007, with support from Mr. Dietl, a well-known television and radio personality. This wine is currently the house wine of several prominent New York City restaurants.

In fiscal 2005, we formed Drinks Global Imports, LLC ("DGI"), a new subsidiary in which we own 90% of the outstanding membership units. This company imports premium wines from around the world, and has to date focused on wines from France and Italy. DGI commenced operations in September, 2005 and we expect its business will continue to grow in the future. We currently distribute these products in the Metro New York market, Kansas and Missouri.

In November 2005, we signed a license agreement with Trump Mark, LLC to utilize the name Trump, until November 15, 2013, in connection with super premium vodka. The formula for this product was developed by master distiller Jacq DeLac. Bruni Glass, Italy, designed a proprietary bottle for Trump Super Premium Vodka and Milton Glaser designed a bottle decoration. The product was unveiled at the 2006 Wine and Spirits Wholesalers convention. We launched Trump Super Premium Vodka in October, 2006 in the Metro New York market. We subsequently expanded distribution to 43 states through several key distributors including Phoenix Distribution and Kendal Jackson, which distributes this product in several states. Market reaction to this product has been excellent.

NON ALCOHOLIC PRODUCTS

Our non-alcoholic product offerings are Newman's Own lightly sparkling fruit juice drinks. Newman's Own lightly sparkling fruit juice drinks are new products developed by Paul Newman Foods in association with us. We have entered into an agreement to license Newman's Own name for distribution of this product in specified markets and have no ownership or other rights to the Newman's Own trademark. That agreement has expired and we have an oral agreement for an extension and for expansion of distribution into new territories. We successful test marketed Newman's Own in the New York metropolitan area during 2005. Our test marketing was focused on five fruit juices based on a proprietary formulas developed in conjunction with Paul Newman Foods. As a result of the success of the test marketing, we have expanded the product line of Newman's Own drinks to include six fruit sodas and three fruit flavored, lightly sparkling waters. Newman's Own drinks are all natural, are certified Kosher and are made with real fruit juice and pure sugar cane.

We are currently distributing Newman's Own in the New York metropolitan area, New Jersey and Connecticut and are expanding distribution to the California, Texas and Illinois markets. Key grocery chains in the New York metropolitan area including Key Food, ShopRite, and Shows and numerous independent chains are selling the product. Newman's Own has been successful in the independent and Korean owned retail market segment. Newman's comes in 16 oz. glass bottles in lemonade, lemon lime, orange mango, blackberry, natural cherry, and raspberry kiwi flavors as well as three fruit flavored waters. Based upon on the market's reaction to this product, we hope to distribute this product throughout the United States. Expansion of the territories for distribution of this product is by mutual agreement of the parties. Given the market reception to these products, we will continue to dedicate resources to the Newman's Own products and hope to increase the distribution area for these products in the future.

THE DURATION OF OUR DISTRIBUTION CONTRACTS WITH RESPECT TO BOTH ALCOHOLIC AND NON ALCOHOLIC BEVERAGES VARY. HOWEVER, SINCE MOST OF OUR DISTRIBUTION AGREEMENTS HAVE SALES VOLUME TARGETS AND OTHER REQUIREMENTS WHICH WE HAVE NOT SATISFIED, WE VIEW ALL OF THESE AGREEMENTS TO BE CANCELABLE AT ANY TIME. WE RELY ON OUR RELATIONSHIPS WITH THOSE WHO HAVE GRANTED US DISTRIBUTION RIGHTS RATHER THAN CONTRACTUAL PROTECTIONS.

FLAVORS, RESEARCH AND DEVELOPMENT RELATIONSHIP

We have a requirements contract with Wynn Starr Flavors, Inc. ("Wynn Starr"), a leading supplier of flavors and similar product components through which, with certain exceptions, we are required to acquire the flavors we require for our products. Wynn Starr performs research and development for us with respect to the flavors we need for new and/or proposed products. Wynn Starr became a DA shareholder by investing $250,000 in DA in 2002, and, under its agreement with us, has provided research and development services for us thereby lessening the expenses we would otherwise incur. The relationship has been essential to us, and provides a significant research resource at relatively low cost, e.g. developing drinks for targeted markets. We expect that certain of our new products will utilize patents developed and licensed by Wynn Starr. Wynn Starr has also assisted us in evaluating the product quality of various brands which we have considered acquiring and/or distributing. Our incremental product development expenses to date have not been material.

CELEBRITY MARKETING RESOURCES

We intend to continue to utilize our access to icon celebrity-based product endorsers, through the contacts of our management and various advisors, to further promote the branded identity of certain of the beverages we will develop or acquire.

We have entered into agreements with DAS Communications, Ltd. and Shep Gordon of Alive Enterprises. Both David Sonenberg, who controls DAS Communications, Ltd., and Shep Gordon are our shareholders. We believe that these persons can provide access to entertainment personalities and will help us to develop and access unique marketing and promotional opportunities in spirits and beverages. Our relationship with Shep Gordon has resulted in agreements with country music "icon" Willie Nelson and access to various culinary icons and introductions to other promotional resources. Under our agreement with Mr. Gordon, which we entered into in December 2002, he will also provide us with marketing advisory services through June 2008.

TRADEMARK DEVELOPMENT RESOURCES

In March 2002, we entered into a consulting agreement with Marvin Traub, former Chief Executive Officer of the Bloomingdales' department store chain, and an expert in trademark development. Mr. Traub provides ongoing advice and marketing expertise to us pursuant to us under this agreement. He also serves on our Board of Directors.

MARKETING, SALES AND DISTRIBUTION

MARKETING

Our marketing and pricing policies and programs take into consideration competitors' prices and our perception of what a consumer is willing to pay for the particular brand and product in the retail environment. Our goal is to competitively price our products with the other comparable premium brands and provide a higher quality product at the selected price points. We believe our Icon strategy supports category premium pricing. Working capital permitting, we expect to increase our print and media advertising in the future.

The company has entered into an agreement with Gotham Inc., a large scale New York marketing agency. Together with our management, Gotham has developed a long-term marketing and media brand development plan for Trump Super Premium Vodka. SAI Marketing has developed certain of our marketing and promotional materials.

Our marketing for our alcoholic brands focuses on building brand recognition with our distributors with the goal of a regional and, if demand warrants, a national roll-out of most of our products, focusing on population centers. Our marketing of our non-alcoholic brands has been focused on building the brands recognition initially in the New York metropolitan area at the retail level and generally developing market profile through promotion tasting at retail distribution locations. Our marketing plan contemplates expanding distribution to the east and west coast regions, focusing on population centers. Newman's Own has been promoted with consumer tastings, tee-shirt promotions and consumer trials. Our marketing efforts in support of our non-alcoholic brands focuses largely on promotion at key distribution points prior to the peak summer demand period.

SALES

Our products are sold in the continental United States primarily in the beverage sections of liquor stores, grocery stores, drug stores, convenience stores, delicatessens, sandwich shops and supermarkets. Many of our beverage products are sold nationally and our distribution model, depending on the product, includes several national and regional chains, for example, Trump Super Premium Vodka is sold at Ralphs in California, and Walgreen's, ABC Liquor, Albertsons and various other retail chains. Old Whiskey River is sold nationally at Texas Roadhouse and at Specs in Texas.

Our sales efforts are supported by three independent contractors each with in excess of 25 years experience in beverage brand building who have specific market responsibility. These contractors manage a network of national brokers responsible for local markets.

DISTRIBUTION

We sell the majority of our products through our distribution network, and we currently have relationships with approximately 72 independent distributors throughout North America. Our policy is to grant our distributors rights to sell particular brands within a defined territory. Our distributors buy our products from us for resale. We believe that substantially all of our distributors also carry beverage products of our competitors. Our agreements with our distributors vary; we have entered into written agreements with a number of our top distributors for varying terms; most of our other distribution relationships are oral (based solely on purchase orders) and are terminable by either party at will.


We generally require our independent distributors to place purchase orders for our products at least 14 days in advance of requested shipping dates. To the extent we have product available in inventory, we will fulfill other purchase orders when and as received. We and our distributors typically contract with independent companies to have product shipped from our contract packers to independent warehouses, and then on to our distributors. Distributors then sell and deliver our products either to sub-distributors or directly to retail outlets, and such distributors or sub-distributors stock the retailers' shelves with our products. We recognize revenue upon receipt by our distributors and customers of our products, net of anticipated discounts and allowances. All sales are final and we have a "no return" policy, although we occasionally accept returned products.


PRODUCTION

CONTRACT PACKING ARRANGEMENTS

We currently use independent contract packers known as "co-packers" to prepare, bottle and package our products. Currently, our primary contract packers are WV Wanders in Holland, Heaven Hill Distilleries in Kentucky, American Beverage Company in St. Louis, Interamericana de Licores in Panama, Tequila El Viejito S.
A. in Guadalajara, Mexico, Damiana S.A. Mexico and F.X. Matt of Utica, New York. We have an option to acquire WV Wanders production facility in Holland. WV Wanders produces Trump Super Premium Vodka. In the event our relationship with any of our co-packers is terminated, we believe we could replace the co-packer with another of comparable quality. However, in such, case our business would be disrupted until a replacement co-packer was identified and commenced production.

We continually review our contract packing needs in light of regulatory compliance and logistical requirements and may add or change co-packers based on those needs. We rely on and believe our co-packers comply with applicable environmental laws.

As is customary in the contract packing industry, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. Accordingly, it is our business practice to require our independent distributors to place their purchase orders for our products at least 14 days in advance of shipping. Other than minimum case volume requirements per production run, we do not have any minimum production requirements.

RAW MATERIALS

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Typically, we rely on our contract packers to secure raw materials that are not unique to us. The raw materials used in the preparation and packaging of our products consist primarily of spirits, flavorings, concentrate, glass, labels, caps and packaging. These raw materials are purchased from suppliers selected by us or in concert with our co-packers or by the respective supplier companies. We consider Bruni Glass, which supplies the bottles for Trump Super Premium Vodka, and Wynn Starr to be a significant suppliers of raw materials, because they supply specialty products. We believe that we have adequate sources of raw materials, which are available from multiple suppliers.

QUALITY CONTROL

We attempt to use quality ingredients for our products. We seek to ensure that all of our products satisfy our quality standards. Contract packers are selected and monitored by our Chief Operating Officer in an effort to assure adherence to our production procedures and quality standards. Samples of our products from each production run undertaken by each of our contract packers are analyzed and categorized in a reference library.

For every run of product, our contract packers undertake extensive on-line testing of product quality and packaging. For our non-alcoholic products this includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. Similar product testing is done on our wines and spirits. For each product, the contract packer must transmit all quality control test results to us upon request. We believe that, working in concert with our internal management, the food scientist resources of Newman's Own and Wynn Starr Flavors, and the in-house quality control mechanisms of our winery and distillery partners assure that our standards are at least equal to those established in the industry.

Testing at each of our co-packers generally includes microbiological checks and other tests to ensure the production facilities for our products meet the standards and specifications of our quality assurance program. We believe the production facilities inspection programs are at least equal to industry standards. We request that water quality be monitored during production and at scheduled testing times to ensure compliance with applicable government regulatory requirements. Flavors are sourced from only qualified manufacturers. We are committed to an on-going program of product improvement with a view toward ensuring high quality of our products.

We believe we select only those suppliers that use only quality components. We have a full-time senior executive who oversees all production processes with respect to product distilling. We also inspect packaging suppliers' production facilities and monitor their product quality.

REGULATION

The production and marketing of our licensed and proprietary alcoholic and non alcoholic beverages are subject to the rules and regulations of various Federal, provincial, state and local health agencies, including in particular the U.S. Food and Drug Administration ("FDA") and the U.S. Alcohol and Tobacco Tax and Trade Bureau ("TTB"). The FDA and TTB also regulate labeling of our products. From time to time, we may receive notification of various technical labeling or ingredient reviews with respect to our products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations on a going-forward basis. There are no regulatory notifications or actions currently outstanding.

We have a specific manager with direct responsibility to insure regulatory compliance and retain a regulatory law firm that oversees our submissions to various agencies.

TRADEMARKS, FLAVOR CONCENTRATE TRADE SECRETS AND PATENTS

We own a number of trademarks, including, in the United States, "Drinks Americas" (TM), "Cohete" (TM), "Swiss T"(TM), " "Screaming Monkey" (TM) and "Aguila" (TM), Casa/BoMago (TM). Trademarks have been filed and pending with no opposition for Drinks Americas (TM), "Monte Verde"(TM) and "Corcovado"(TM). In addition, we have trademark protection in the United States for a number of other trademarks for slogans and product designs, including "The Rooster Has Landed"(R), "Party Harder"(TM), Success Distilled (TM) and The World's Finest Super Premium Vodka (TM).

We also own, indirectly as a member of a limited liability company, an interest in the "Old Whiskey River" trademark. We also license the Reingold trademark. We have a license from Newman's Own to use the Newman's Own trademark in the marketing and selling of Newman's Own Lightly Sparkling Fruit Juices. We also have a license from Trump Mark, LLC to use the Trump trademark in the marketing and sale of Trump Super Premium Vodka.

Our license agreement for the Trump trademark provides for royalties which we anticipate will approximate 50% of the net profits generated from this product. The agreement provides for certain minimum royalty payments, which if not paid, could result in termination of the license. At this time, our minimum royalties are $10 per 12 bottle case. From November 2005 through November 2008, we must pay aggregate minimum royalties of $2,000,000. From November, 2008 through November, 2010, our aggregate minimum royalty obligation is $3,250,000. From November, 2010 through November, 2012, our aggregate minimum royalty obligation is $4,250,000.

Under our license agreement for Old Whiskey River, we are obligated to pay royalties of between $10 and $33 per case, depending on the size of the bottle. Under our license agreement for Newman's Own, we are obligated to pay royalties of $.95 per twelve bottle case. Our Rheingold license requires us to pay the licensor $3 per barrel for domestic sales and $10.33 for foreign sales.

We consider our trademarks, patent and trade secrets to be of considerable value and importance to our business. No successful challenges to our registered trademarks have arisen and we have no reason to believe that any such challenges will arise in the future.

COMPETITION

The beverage industry is highly competitive. We compete with other beverage companies, most of which have significantly more sales, significantly more resources and which have been in business for much longer than we have. We compete with national and regional beverage producers and "private label" suppliers. Some of our alcohol competitors are Diageo, Pernod Ricard, Brown-Forman, Allied Bomecq and Bacardi & Company, Ltd. On the non-alcoholic front, some of our direct competitors include Cadbury Schweppes (which produces Snapple and Mystic among other brands) Castle Brands, Camper, Boylands and Hansens. We believe it is a costly and difficult for large companies to create new brands. As a result, we believe opportunities exist for smaller companies to develop high-quality, high-margin brands, which can grow to be very attractive acquisition candidates for the larger companies.

EMPLOYEES

As of March 1, 2007, we had nine full-time employees and an additional six persons, who were independent contractors working for us either in their individual capacities or through professional service companies controlled by them. No employee is represented by a labor union. Three of the independent contractors have executed contracts with us and are paid on a variable success basis depending upon sales generated by them.

                             DESCRIPTION OF PROPERTY

We lease 2,739 square feet of office in Wilton, Connecticut under an operating sublease which will expire July 31, 2009, with base annual rent payments of approximately $50,000 through July 31, 2009. Under our lease, we are also responsible for our pro rata share of real estate tax increases. We also lease 1100 square feet of office space in New York City, New York, with minimum annual rent payments of approximately $3,500 per month. Various additional charges are passed through to us under this lease. This lease will expire on March 31, 2008. We are attempting to sublease all or a portion of our New York City office space. In addition we have a number of agreements with independent warehousing companies providing for the stocking, storage and shipping of a significant amount of our products at their various locations. We believe our leased premise and our independent warehouse facilities are suitable and adequate for our use and adequately covered by insurance.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

RESULTS OF OPERATIONS

Year ended April 30, 2006 compared to year ended April 30, 2005


Net sales: Net sales were $1,607,606 in fiscal 2006 a decrease of $463,960 or 22% compared to net sales of $2,071,566 in fiscal 2005. Total case sales of our alcoholic brands, (9 liter equivalent case) were 12,554 in fiscal 2006 compared to 18,508 in fiscal 2005, and our non-alcoholic brand case sales increased to 62,378 cases in fiscal 2006 from 37,084 in fiscal 2005. Net sales of our alcoholic brands fell to approximately $1,100,000 in fiscal 2006 from $1,800,000 in fiscal 2005. Sales of existing alcoholic brands fell due to inventory shortfalls as a result of insufficient working capital. In addition there was an interruption in our Norman's Wines business due to the bankruptcy of the Norman's Wines supplier, and a subsequent change in control of the supplier and various disagreements with us resulting in our inability to source the product. The introduction of Damiana Liqueur in fiscal 2006 as well as the expansion of our fine wines business had a positive impact on sales in fiscal 2006. Net sales of our non-alcoholic products increased to approximately $500,000 in fiscal 2006 as compared to $200,000 in fiscal 2005. The increase from fiscal 2005 can be attributed to increased sales of Newman's Own lightly sparkling fruit juice drinks.


Gross Profit: Gross profit was $452,772 in fiscal 2006 (28.2% of net sales), a decrease of $62,601 compared to gross profit of $515,373 in fiscal 2005(24.8% of net sales). The dollar decrease in gross-profit was primarily attributable to the decrease in volume of existing alcoholic brands, specifically Old Whiskey River ($30,000 decrease in gross profit), Y Sake ($60,000 decrease in gross profit), Cohete Rum ($45,000 decrease in gross profit) and Normans Wines ($95,000 decrease in gross profit). The percentage increase in gross-profit in fiscal 2006 from 2005 was primarily attributable to the impact of promotional discounts associated with the introduction of new products to the marketplace in fiscal 2005, which affected our gross-profit.

Selling: General and Administrative Expenses. Selling, general and administrative expenses were $4,766,120 in fiscal 2006, an increase of $244,718 compared to expenses of 4,521,402 in 2005. During the 2006 fiscal year a number of positive and negative variances have occurred. Salesman's salaries, draws, commissions and expenses were substantially lower than fiscal 2005 due to the decrease in sales volume of our products. Other selling and marketing expenses also decreased in fiscal 2006 as compared to 2005. Accounting fees increased substantially in fiscal 2006 as compared to fiscal 2005 due to our status as a public company beginning in fiscal 2005. In addition amortization expense relating to loan costs incurred increased by approximately $190,000 in fiscal 2006. In addition, in fiscal 2006 we incurred amortization expense of our Rheingold intangible assets of approximately $41,000. During 2005 we incurred one-time expenses approximating $379,000, which related to the successful completion of the reverse acquisition and payments to consultants.

Other Expenses (net): Other expenses (net) were $1,532,023 in fiscal 2006, an increase of $1,210,354 from net expenses of $321,669 in fiscal 2005. Interest expense increased by approximately $500,000 in fiscal 2006 as compared to fiscal 2005. A large part of this increase, approximately $491,000, was related to discounts assigned to detachable warrants and beneficial conversion features recognized on convertible debt issuances. The discounts are a non-cash charge. We also incurred additional interest expense due to our increased debt financing. Interest expense for fiscal 2005 included $157,000 paid in our common stock in order to secure forbearance from a lender with respect to a demand loan, which we were unable to pay when it was called. As of April 30, 2006, we recognized an impairment loss on our Rheingold intangible assets which were acquired in October, 2005. We concluded that the Rheingold product will require reformulation and additional investment before we can bring it to market. In fiscal 2006 other expenses reflect a gain of $180,000 from the settlement with a former supplier.

Income Taxes: We have incurred substantial net losses from our inception and as a result, have not incurred any income tax liabilities. Our federal net operating loss carry forward is approximately $13,000,000, which we can use to reduce taxable earnings in the future. No income tax benefits were recognized in fiscal 2006 and 2005 as we have provided valuation reserves against the full amount of the future carry forward loss tax benefit. We will evaluate the reserve every reporting period and recognize the tax benefits when realization is reasonably assured.

THREE MONTHS PERIOD ENDED JANUARY 31, 2007 COMPARED WITH THE THREE MONTH PERIOD ENDED JANUARY 31, 2006:

Net Sales: Net sales were $2,681,273 for the three months ended January 31, 2007 compared to net sales of $274,880 for the three months ended January 31, 2006. The increase was due to the launch of Trump Super Premium Vodka in the second quarter fiscal 2007. Alcoholic product sales were $2,507,236 on 43,337 cases sold for the three months ended January 31, 2007 compared to $210,255 on 2,828 cases for the same period of the prior year. Sales of non-alcoholic products for the three months ended January 31, 2007 were $191,000 on 20,320 cases sold of Newman's Own products compared to $58,560 on 6,400 cases sold, for the three months ended January 31, 2006. Due to inadequate working capital during this time period we had to strategically de-emphasize certain products. We are now in the process of rebuilding inventories for certain of our products.

Gross margin: Gross margin was $1,229,969 (45.8% of net sales) for the three months ended January 31, 2007 compared to gross margin of $56,203 (20.4% of net sales) for the three months ended January 31, 2006. The increase in both the dollar amount and percentage of sales in gross profit can be attributed to the commencement of Trump Super Premium Vodka sales which is sold at a substantially higher gross-profit than our other brands, increasing our overall portfolio margin.


Selling, General and Administrative Expenses: Selling, general and administrative expenses were $4,777,322 for the three months ended January 31, 2007 compared to $899,674 for the same period of the prior year. Selling and marketing costs for the three months ended January 31, 2007 aggregated approximately $2,000,000 compared to $136,000 for the same period of the prior year. The increase is predominately due to non-continuing promotional and travel expenses as well as commissions and administrative expenses relating to the launch of Trump Vodka aggregating approximately $1.4 million. Non-cash charges as a result of the issuance of shares of our common stock for bonuses in connection with the successful launch of Trump Super Premium Vodka as well as shares issued in connection with a distribution agreement and fees paid to our directors aggregated $1,445,000 or $0.021 per share for the three months ended January 31, 2007. Charges relating to our purchase order financing which commenced in fiscal 2007 aggregated approximately $83,000 for the three months ended January 31, 2007. The costs recognized for the aforementioned issuances of shares of our common stock significantly increased our general and administrative expenses for the three months ended January 31, 2007.


Other Income (Expense): Other Income (Expense) were ($2,005,180) net for the three months ended January 31, 2007 compared to ($634,297) net, for the three months ended January 31, 2006. For the three months ended January 31, 2007, we recognized a non-cash loss on extinguishment of debt and other past due liabilities of $1,651,757 or $0.024 per share. Interest expense decreased for the three months ended January 31, 2007 as compared to the same period of the previous year by approximately $300,000. This decrease was due to interest expense recognized as a result of the value of warrants and beneficial conversion features of convertible debt instruments expensed as interest in the third quarter of fiscal 2006.

NINE MONTH PERIOD ENDED JANUARY 31, 2007 COMPARED WITH THE NINE MONTH PERIOD ENDED JANUARY 31, 2006 2006:

We sold Trump Super Premium Vodka for the last four months of the nine months ended January 31, 2007.

Net Sales: Net sales were $5,258,723 for the nine months ended January 31, 2007 compared to net sales of $1,105,700 for the nine months ended January 31, 2006, an increase of 375%. The increase is due to our ongoing business and primarily the launch of Trump Super Premium Vodka which commenced in the last month of the second quarter of fiscal 2007.

We launched Trump Super Premium Vodka which is now available in 43 states including New England, New York and the mid-Atlantic states, California and Illinois. Total Trump Super Premium Vodka sales aggregated $4,252,194 on 39,673 cases sold, which accounted for 80.9% of total dollar sales and 48.7% of total case sales for the nine months ended January 31, 2007. Sales of all alcoholic products aggregated approximately $4,970,000 on 45,568 cases sold for the nine months ended January 31, 2007 as compared to approximately $816,000 on 12,955 cases sold for the nine months ended January 31, 2006. As a result of limited working capital and the focus of a significant portion of our available resources to Trump Super Premium Vodka we did not maintain adequate levels of inventory for certain alcoholic brands which adversely affected their sales in fiscal 2007 and 2006. In addition, in fiscal 2006 there was an interruption in our Norman's Wine business due to the bankruptcy of the Norman's Wines supplier and a subsequent change in control and various disagreements with us resulting in our inability to source this product. Sales of Norman's Wines were 217 cases for the nine months ended January 31, 2007 as compared to 2,063 cases for the same period of the prior year. The expansion of our fine wines business had a positive impact on sales for the nine months ended January 31, 2007 as compared to the same period of the previous year. Net sales of our non-alcoholic products increased to approximately $329,320 in second half of fiscal 2007 as compared to $289,764 in the first half of fiscal 2006. The increase is due to the increase in sales of Newman's Own products, which line of products are our only non-alcoholic products sold in the first three quarters of fiscal 2007.

Gross Margin: Gross margin was $2,346,196 for the first nine months of fiscal 2007 (44.6% of net sales) an increase of $2,063,965 compared to gross margin of $282,231 (25.5% of net sales) for the first nine months of fiscal 2006. Both the dollar increase and percentage increase in gross profit can be attributed to the sale of Trump Super Premium Vodka. Trump Super Premium Vodka is sold at a substantially higher gross margins than our other products increasing our overall portfolio margin. The dollar increase in gross profit can be attributed, on a much smaller scale, to the sale of Newman's Own products. Newman's Own products were introduced in the first quarter fiscal 2006 with market price support in order to establish the product in the marketplace.

Selling, General and Administrative Expenses: Selling, general and administrative expenses were approximately $7,520,000 for the nine months ended January 31, 2007 compared to $3,110,000 for the nine months ended January 31, 2006, an increase of $4,410,000. The increase in the current fiscal year was due to a number of positive and negative variances. Selling expenses, including advertising and marketing, directly related to the Trump Super Premium Vodka line aggregated approximately $2.2 million for the nine months ended January 31, 2007 and $0 for the previous year. The main portion of these expenses was for promotions to launch the product. In addition there was an increase in sales commissions as well as royalties relating to the sale of Trump Super Premium Vodka. Charges relating to our purchase order financing which commenced in fiscal 2007 aggregated approximately $215,000 for the nine months ended January 31, 2007. Travel expenses have also increased for the nine months ended January 31, 2007 compared to the same period of the prior year. The increase is due to travel expenses relating to Trump Super Premium Vodka. The three quarters of fiscal 2006 was negatively affected by a settlement of an account balance with a former marketing agency in the amount of $100,000. In February 2007, we paid our board of directors for serving on the board, an aggregate of $100,000 cash and issued 66,008 shares of our common stock . The total value recognized as of January 31, 2007 for the cash payment and the stock was $300,000. Due to limited working capital, the members of our Board of Directors were not previously compensated for their serving on our board. In December 2006, our Board of Directors approved and we issued shares of our common stock to several of our employees as a bonus for their services to the Company and their role in the successful launch of Trump Super Premium Vodka. In addition, we issued shares of our common stock to Marvin Traub, a Director of the Company, for his role in the launching of Trump Super Premium Vodka. The aggregate value of the shares recognized by the Company for the nine months ended January 31, 2007 aggregated $1,140,000. Although the bonuses paid with the issuance of our common stock had a significant affect on our income, it did had not have an impact on our cash flows.


Other Income (Expense): Other income (expense) were ($2,380,250) net, for the nine months ended January 31, 2007 compared to $(583,144) net, for the nine months ended January 31, 2006. Interest expense which was approximately $700,000 for the nine months ended January 31, 2007 is expected to decrease due to the repayment of predominately all of our long-term debt. For the nine months ended January 31, 2007, we recognized a loss on extinguishment of debt of $1,651,757, which was the result of the repayment of much of our long-term debt and balances due to vendors with the issuances of shares of our common stock. We began negotiations with many of our long-term debt holders and vendors to repay amounts due them in late November and early December of 2006, but the agreements were not finalized until late December when the market price of our common stock began to increase rapidly. Since we are required to record the value of the stock issued based on the date the agreements were finalized, the value of the shares issued were significantly greater than the balances repaid. Although the loss on extinguishment of debt had a significant effect on our net income, it most likely had a positive effect on our future cash flows by allowing us to extinguish such liabilities with equity rather than cash.

IMPACT OF INFLATION

Inflation has not had a material effect on our results of operations.

SEASONALITY

As a general rule, the second and third quarters of our fiscal year (August-January) are the periods that we realize our greatest sales as a result of sales of alcoholic beverages during the holiday season. During the fourth quarter of our fiscal year (February-April) we generally realize our lowest sales volume as a result of our distributors working off inventory which remained on hand after the holiday season. As we increase our non-alcoholic beverage sales, as a result of increased distribution of Newman's Own products, we would expect sales in first quarter of our fiscal year (May-July), to increase since the spring and summer tends to be the strongest periods for sales of non-alcoholic beverages.

FINANCIAL LIQUIDITY AND CAPITAL RESOURCES

We have experienced net losses and negative cash flows from operations and investing activities for the fiscal years 2005 and 2006. Net losses for fiscal 2005 and 2006 aggregated $10,173,069 and cash consumed from operating and investing activities in both years aggregated $5,154,918. In fiscal 2005 and to a lesser extent in fiscal 2006, we were able to reduce our cash requirements in large part from nonpayment of certain payroll and consulting fees owed to our management, our employees and certain other vendors and creditors. A portion of these liabilities, were satisfied by our issuing restricted shares of our common stock. We have funded our operations to date by bank borrowings, loans from shareholders and investors, some of which are convertible into our common stock, and the proceeds from the sale of our common stock and warrants. Since June, 2004, we borrowed $3,914,667 evidenced by convertible promissory notes, which was satisfied, together with interest and charges, by the issuance and delivery of 8,724,004 shares of our common stock. Other expenses for salary, consulting fees and other items in the aggregate amount of $5,576,827 have been satisfied by the issuance and delivery of 9,911,346 shares of our common stock. We also raised $11,434,999 by selling 10,169,445 shares of our common stock and warrants to purchase our shares of common stock.

As the result of increases in the price of common stock in December of 2006, a significant amount of our debt was converted, pursuant to the terms of the debt instruments, into shares of our common stock. Also, we were able to satisfy a significant amount of our non-convertible debt by the issuance and delivery of shares of our common stock. Also, in January of 2007, we closed a private placement of our common stock and warrants generating gross proceeds of $8,000,000, which allowed us to reduce our payables. These events have significantly improved our balance sheet for the period ended January 31, 2007.

In December 2002, we entered into a consulting agreement with Mr. Shep Gordon which provides for payment of $120,000 per year to Mr. Gordon, payable through June 2009. As of April 30, 2006 and January 31, 2007, the aggregate amount owed to Mr. Gordon was approximately $100,000. We have an informal understanding with Mr. Shep Gordon pursuant to which he has converted all or a portion of the consulting fees which we owe to him into shares of our common stock at a conversion price negotiated from time to time.

In fiscal 2003 we entered into a consulting agreement with a company, Marvin Traub & Associates ("MTA"), owned 100% by Marvin Traub, a member of the Board of Directors. Under the agreement, MTA is being compensated at the rate of $100,000 per annum. Mr. Traub also has received additional compensation for special services. As of April 30, 2006, we were indebted to MTA in the amount of $24,999. As of January 31, 2007, we owed MTA $31,249.

In June 2006, we entered into a $10 million, three-year, asset-based revolving credit facility with a financial institution to be used for working capital purposes. Under this line, we may borrow 85% of eligible accounts receivable and 30% of eligible inventory, as defined under the agreement. Interest on the line will accrue at 1.5% above the prime rate. The facility is secured by a first security interest in our assets. Also, in June 2006, we entered into a secured purchase order financing facility with another financial institution. The amount we are able to borrow under these facilities will depend on our outstanding eligible accounts receivable, inventory and eligible purchase orders, respectively. On January 31, 2007, $1,433,296 and $503,860 was outstanding on our revolving credit and purchase order facilities, respectively.


On January 30, 2007, five entities which are selling security holders acquired an aggregate of 4,444,444 shares of our common stock, at a price of $1.80 per share generating gross proceeds of $8,000,000. These entities were also issued warrants to purchase an aggregate of 3,777,778 shares of our common stock, at $3.00 per share. The warrants, which are exercisable for a five year period commencing on the sixth month anniversary of January 30, 2007, the closing date of the transaction, contain cashless exercise provisions, which apply in the event there is no effective registration statement registering, or no current prospectus available for the resale of the shares of our common stock underlying the warrants, and full ratchet anti-dilution provisions. In connection with this offering we also issued to the placement agent, which is a selling security holder, warrants to acquire 444,444 shares of the our common stock for a purchase price of $3.00 per share, which warrants are substantially similar to the warrants issued to the investors, except they do not contain full ratchet anti-dilution provisions. Also in connection with these private placements, we agreed to prepare and file at our expense, on or before 45 days after January 30, 2007, a registration statement with the SEC covering the resale of shares of common stock and 130% of the shares of common stock issuable upon exercise of the warrants. In the event this registration statement is not declared effective by the SEC within 90 days of January 30, 2007 (within 120 days of such date in the event of a full review by the SEC), then we will be subject to the payment of liquidated damages equal to 1% of the aggregate purchase price we received from the investors for each month until the registration statement is declared effective up to a maximum of 20%.

Since we were founded in 2002, the implementation of our business plan has been negatively affected by insufficient working capital. Business judgments have been substantially affected by the availability of working capital. Although our working capital position and our balance has been improved as a result of our January, 2007 private placement of our common stock and warrants, we will need to continue to carefully manage our working capital and our business decisions will continue to be influenced by our working capital requirements. Therefore, our short term business strategy will be to focus on those of our products which we believe will provide the greatest return per dollar of investment with the hope that as a result of increases in sales and the resulting improvement in our working capital position, we will be able to focus on those products for which market acceptance might require greater investments of time and resources. To that end, our short-term focus will be, for alcoholic beverages, Trump Super Premium Vodka, Old Whiskey River Bourbon, Damiana, Aquila Tequila, our select label and Casa Bo Margo wines and, for the non-alcoholic beverages Newman's Own lightly sparkling fruit juice drinks and waters. In order for us to continue and grow our business, we will need additional financing which may take the form of equity or debt. There can be no assurance we will be able to secure the financing we require, and if we are unable to secure the financing we need, we may be unable to continue our operations. We anticipate that increased sales revenues will help to some extent, but we will need to obtain funds from equity or debt offerings, and/or from a new or expanded credit facility. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business in fiscal 2007 and thereafter will be materially adversely affected.

OFF BALANCE SHEET ARRANGEMENTS

Not applicable.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are more fully described in Note 2 to the audited financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies are subject to estimates and judgments used in the preparation of the financial statements:

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped. The Company recognizes revenue dilution from items such as product returns, inventory, credits, discounts and other allowances in the period that such items are first expected to occur. The Company has not realized material amounts of revenue dilution in the periods covered by this report. In this regard, the Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. No material amounts of product returns had occurred during this fiscal year. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through telephone communications with its customers and believes that most maintain low levels of inventory of its products. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized.

Long Lived Assets. Long-lived assets, including intangible assets, property, furniture and equipment are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable based on certain judgments and estimates. These judgments and estimates include the determination of an event indicating impairment; the future undiscounted cash flows to be generated by the asset, including the estimated life of the asset and likelihood of alternative courses of action; and risks associated with those cash flows. An impairment charge is recorded equal to the difference between the carrying amount of the asset and its fair value.

Useful lives of long-lived assets are based on management's estimates of the periods that the assets will be productively utilized in the revenue-generation process. Factors that affect the determination of lives include prior experience with similar assets and product life expectations and management's estimate of the period that the assets will generate revenues.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We do not hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices. Therefore, we believe that we are not materially exposed to market risks resulting from fluctuations from such rates or prices.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE
                    OFFICERS AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of April 16, 2007, certain information regarding the ownership of our voting securities by each stockholder known to our management to be (i) the beneficial owner of more than 5% of our outstanding common stock, (ii) our directors, (iii) our named executive officers, and (iv) all executive officers and directors as a group. We believe that, except as otherwise indicated, the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. Percentage of ownership is based on 79,533,574 shares of Common Stock issued and outstanding at April 16, 2007, plus, as to the holder thereof only and no other person, the number of shares of Common Stock subject to options, warrants and convertible debentures exercisable or convertible within 60 days of April 20, 2007 by that person.

                                       Number of Shares of
                                           Common Stock          Percentage of
             Name                       Beneficially Owned    Outstanding Shares
-------------------------------------  --------------------  -------------------
J. Patrick Kenny                         14,500,583 (1)              18.2%
30 Old Wagon Road
Wilton, CT 06877

Bruce Klein                              11,236,191 (2)              14.1%
123 Elbert Street
Ramsey, NJ 07446

Kenneth Close                             9,377,110 (3)              11.8%
1101 30th Street, NW
Suite 200
Washington, DC 20007

Thomas Schwalm                            3,754,573 (4)               4.7%
5983 SE Morning Dove Way
Hobe Sound, FL 33455

Fabio Berkowicz                           1,681,270 (5)               2.1%
8 Amagansett Drive
Morganville, NJ 07751

Jason Lazo                                  777,434 (6)               1.0%
144 Wire Mill Rd.
Stamford, CT 06903

Marvin Traub                              1,638,958 (7)               2.1%
535 Fifth Avenue
New York, NY 10022

Fredrick Schulman                           969,872 (8)               1.2%
241 Fifth Ave, Suite 302
New York, NY 10016

Hubert Millet                                   -0-                    -0-
67 N. Calibogue Cay
Hilton Head Island, SC

All Directors and Officers               43,935,991                  55.0%
as a group (8 persons)

(1) Includes 10,000,000 and 2,000,000 shares owned by Kenny LLC I and Kenny LLC II, respectively, entities controlled by Mr. Kenny. Does not include 227,000 shares owned by Mr. Kenny's son and 191,263 shares owned by Mr. Kenny's brother, as to which shares Mr. Kenny disclaims beneficial ownership.

(2) Includes 8,900,000 shares owned by Peter Christian and Associates, LLC, and 1,264,133 shares owned by Victory Partners, LLC, entities controlled by Mr. Klein, 55,556, shares owned by Vigilant Investors, of which Mr. Klein is a partner, and 550,000 and 450,000 shares owned by the wife and sons of Mr. Klein respectively. Mr. Klein disclaims beneficial ownership of the shares owned by his wife, his son, and Vigilant Investors.

(3) Includes 6,279,957 shares owned by Nexcomm International Beverage, LLC, an entity controlled by Mr. Close and warrants to purchase 83,333 shares.

(4) Includes 3,333,267 shares and 322,223 warrants owned by Greenwich Beverage Group, LLC ("Greenwich"), an entity controlled by Mr. Schwalm. Also includes 1,500 shares owned by a trust of which Mr. Schwalm is co-trustee, as to which shares Mr. Schwalm disclaims beneficial ownership.

(5) All shares are owned by MFADS, LLC, an entity controlled by Mr. Berkowicz.

(6) Other than 150,075 shares owned directly by Mr. Lazo, all shares are owned by Lazo, LLC, an entity controlled by Mr. Lazo.

(7) Does not include 22,222 shares owned by Mr. Traub's son, as to which shares Mr. Traub disclaims beneficial ownership.

(8) Includes 219,970 shares owned by Mr. Schulman's wife, Lois Shapiro, to which shares Mr. Schulman disclaims beneficial ownership. Does not include 690,000 shares owned by JGS Supermarket Management Corp., an entity owned and controlled by Mr. Schulman's sister, as to which Mr. Schulman disclaims beneficial ownership.

                    DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
       AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

 The following are the executive officers and directors of the Company as of April 16, 2007

Name                              Age   Positions and Offices
----                              ---   ---------------------
J. Patrick Kenny                  50    President and Chief  Executive
                                        Officer

Bruce Klein                       50    Chairman of the Board of
                                        Directors

Jason Lazo                        40    Chief Operating Officer

Fabio Berkowicz                   56    Chief Financial Officer

Marvin Traub                      81    Member, Board of Directors

Thomas Schwalm                    61    Member, Board of Directors

Fredrick Schulman                 53    Member, Board of Directors

Hubert Millet                     71    Member, Board of Directors

J. Patrick Kenny has served as the Chairman and Chief Executive Officer of DA since it was founded in September 2002, and has been our President and Chief Executive Officer, and a member of our Board of Directors, since March, 2005. He is a former Senior Vice President and General Manager of Joseph E. Seagram & Sons ("Seagram"), for which he held a variety of senior management positions over 22 years, with increasing levels of responsibility in Seagram's wine, wine cooler, alcoholic and non-alcoholic beverage divisions.

Mr. Kenny managed Seagram's worldwide carbonated soft drink operations from 1992 through March, 2000. He held the title of Senior Vice President and General Manager when he left Seagram in March 2000, prior to its sale to Vivendi Universal. In April, 2000, he co-founded Sweet16 Intermedia, Inc., a trademark licensing and media company which was sold to TEENTV Inc., a media company for chain retailers and mall properties. He has also acted as adviser to several Fortune 500 beverage marketing companies, and has participated in several beverage industry transactions. Prior to joining Seagram, Mr. Kenny was employed in a range of sales and sales management positions with Scott Paper Co. and then Coca Cola's Wine Spectrum. Mr. Kenny initially attended West Point (U.S. Military Academy), until an athletic injury required lengthy treatment. He later received a B.A. at Georgetown University, and an M.A. at St. Johns University in New York.

Bruce K. Klein has served as the Vice Chairman of the Board of DA since it was founded in September 2002 and has been our Chairman of the Board since March, 2005. Since February, 1999, he has served as the Managing Partner of Victory Partners LLC, a company created to fund private businesses in their early stages. In the last five years, Victory has funded six businesses in technology, vitamins and internet services areas, of which three have became public companies and three remain private. From 1992 to 1997, Mr. Klein was a registered representative of the Equitable Companies, responsible for sales and services to high income clients, acting as investment advisor and estate planner to an exclusive client base. From 1986 to 1991, Mr. Klein served as President of Transatlantic Exports Corp., where his duties included purchasing and exporting of finished and contract goods throughout Europe and Africa. From 1980 through 1991, Mr. Klein owned several retail businesses in lumber, hardware home centers and decorating. He received a B.S. in Finance and an M.B.A in Marketing from Fairleigh Dickinson University.

Jason Lazo has served as our Chief Operating Officer since March, 2005 and the Chief Operating Officer of DA since May, 2003. From December, 1997 to May, 2003, he worked for Seagram as Director of Finance, during which he served in the Mixers Group of Seagram working with Mr. Kenny. From January, 1990 to December, 1997, Mr. Lazo worked at Kraft Foods as Manager of Business Analysis, with responsibility for the Capri Sun and Kool-Aid Koolburst, and Ready to Drink Country Time & Crystal Lite brands. He has also worked as a Kraft Foods Plant Controller, managing the start-up of Capri Sun and Lender's Bagels. He has worked in logistics and procurement for Kraft Foods central manufacturing organization and in corporate finance for Entenmann's Bakeries, Inc. He received a B.S. in Finance and an M.S. in Accounting from Long Island University.

Marvin Traub was an initial investor with Mr. Kenny in Maxmillian Partners, LLC. He joined our Board of Directors in March, 2005. From 1978 to 1991, he served as the Chief Executive Officer and Chairman of Bloomingdales. His background is in marketing, retail, home furnishings and apparel. Mr. Traub serves as President of his own marketing and consulting firm, Marvin Traub Associates ("MTA") which he founded in 1992. MTA currently has clients in 14 countries and a team of 18 consultants, all former principals in the retail and consumer goods sectors. Prior to that, Mr. Traub served as Chairman of Financo Global Consulting, the consulting arm of Financo, Inc., where he was Senior Advisor.

Mr. Traub is the author of "Like No Other Store..." a combination autobiography and history of Bloomingdale's and American retailing. It was first published in 1993 by Random House and has since gone through three printings. Mr. Traub's consulting clients include American Express, Ralph Lauren, Jones New York, Saks Fifth Avenue, Federated Department Stores, Nautica Europe, Lanvin-France, Coin-Italy, Men's Health, Yue Sai Kan-China, Aishti-Lebonon, Quartier 206-Berlin, The Mercury Group-Moscow, Al Tayer Group-Dubai and AOL Time Warner Center at Columbus Circle in New York. In 2005, in partnership with Mohan Murjani, Mr. Traub created Murjani Traub India Ltd., a joint venture aimed at bringing global brands to India, with offices in New York and Mumbai.

Thomas H. Schwalm was an initial investor in Maxmillian Partners. He joined our Board of Directors in March, 2005. He is a 25 year veteran of the beverage industry. In 1995, he co-founded the South Beach Beverage Company, known as SoBe beverage, which was acquired by PepsiCo, Inc. in 2001. From 1995 to January 2001, he served as managing member of SoBe Beverage. Mr. Schwalm's career includes various managerial positions with the Joseph Schlitz Brewing Company from 1968 to 1982 and as Group Marketing Director for the Stroh Brewing Company from 1982 to 1984, where he managed a $100 million marketing budget and introduced Stroh nationally in 1983. From 1985 to 1992 he was Vice President of Sales and Marketing for Dribeck Importers, the US importer for Becks Beer. In 1992, Mr. Schwalm became President of Barton Beers, in Chicago. Barton Beers imported and marketed the Modelo brands - Corona, Corona Light, Pacifico, Negro Modelo and Modelo Especiale. Barton Beers also imported Tsingtao from China, Double Diamond from England, St. Pauli Girl from Germany, Peroni from Italy and Point Beer from the Steven Point Brewing Company. Since January, 2002, Mr. Schwalm has served as the Chief Executive Officer and President of the Thousand Islands Country Club, an exclusive golfing resort, and The Preserve, a luxury residential development, both located in upstate NY. Mr. Schwalm graduated in 1968 from the University of Wisconsin.

Fredrick Schulman served as the Chairman and President of Gourmet Group, Inc. from September 2000 until March of 2005 and he has been a member of our Board of Directors since March, 2005. He has 25 years of experience in corporate and commercial finance, venture capital, leveraged buy outs, investment banking and corporate and commercial law. Mr. Schulman's career includes key positions with RAS Securities in New York from 1994 to 1998 as General Counsel and Investment Banker, eventually becoming Executive Vice President and Director of Investment Banking. From 1999 to September, 2001, he was President of Morgan Kent Group, Inc., a venture capital firm based in New York and Austin, Texas. Since September, 2003, Mr. Schulman has served as Chairman of Skyline Multimedia Entertainment, Inc., and, since September, 2002, he has served as President and Director of East Coast Venture Capital, Inc., a specialized small business investment company and community development entity based in New York.

Fabio Berkowicz has served as our Chief Financial Officer since March, 2005, and as the Chief Financial Officer of DA since October 2004. He is a certified public accountant with over 35 years experience in public accounting. Prior to joining us, from October 1984 to August 2003, he was a senior partner of Edward Isaacs and its successor, McGladrey & Pullen, certified public accounting firms. For McGladrey & Pullen, Mr. Berkowicz was a managing partner of its New York City regional office. He was responsible for managing over 200 accountants and CPA professionals and overseeing accounting services for the full range of both firms' clients. Since 2006, he also performed consulting services for Rosen Seymour Shapss Martin & Company, LLP, a public accounting firm located in New York City, New York.

Mr. Millet joined our Board of Directors in March, 2007. Mr. Millet has over 40 years experience in consumer products and has spent over 20 years in senior management positions in the beverage industry. Since 2000, Mr. Millet has acted as an international consultant to various clients in the beverage industry. From 1989 through 2000, Mr. Millet worked for The Seagram Company Ltd where he served as a member of the Seagram Spirits & Wine Executive Council. From 1991 through 1997, he served as the President of Seagram Global Brands Division where he was responsible for production and business development for Martell Cognacs, Mumm and Perrier-Jouet Champagnex and Barton & Guestier wines, as well as scotch whiskey operations (Chivas Brothers and Glenlivet). From 1989 through 2000 Mr. Millet was the Chief Executive Officer and Chairman of Seagram's Mumm Martell Group. Mr. Millet has previously served as Chairman of Barton & Guestier SA, a member of the Board of Directors of Martell Cognac, a member of the Board of Directors and Chief Executive Officer of G.H. Mumm, a member of the Board of Directors and Chief Executive Officer of Perrier-Jouet, a member of the Board of Directors of Tropicana Europe, and Chairman of the Board of Directors of Herve Leger (Fashion Co.). From 1977 through 1989, Mr. Millet worked for Groupe Cointreau where he served in various roles, including the Chief Executive Officer of the Cointreau Group and as Cointreau's Finance & Development Director. From 1970 through 1977 Mr. Millet worked for the British American Tobacco Company, Cosmetics and Beauty Products Division, where he served in various roles including as a Vice President responsible for finance and development with respect to the division's of European operation.

Mr. Millet has also served as a member of the Board of Directors of Parfums Hermes (1982-2007), a member of the Hermes Group Strategic Committee (1982-2001), and serves as a member of the Board of Directors of Hermes USA, and a member of the Board of Directors of The Savannah College of Art and Design. Mr. Millet has been the recipient of various rewards, including Officier de la Legion d'honneur, Officer dans l'Ordre National du Merite and Medaille Commemorative d'Algerie.

AUDIT COMMITTEE

Our Audit Committee consists of Fredrick Schulman as Chairman and Marvin Traub. The Audit Committee will assist the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the independent auditor. It is not the duty of the Audit Committee to plan or conduct audits, to prepare our financial statements or to determine that our financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. In discharging its responsibilities, the Audit Committee expects to engage our independent auditors, approve the services performed by such auditors, review and evaluate our accounting principles and our system of accounting controls, and review with the auditors our quarterly unaudited and annual audited financial statements and the results of the reviews and audit thereof.

The Board has determined that all current members of the Audit Committee have the ability to read and understand fundamental financial statements. The Board has also determined that Fredrick Schulman qualifies as "Audit Committee financial expert" as defined under Item 410(h) of Regulation S-B of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Schulman, in his capacity as Chairman and Chief Executive Officer of Gourmet Group, Inc. for over four years, directly supervised the financial staff of the Company and coordinated the preparation of the Company's financial statements with its outside auditors. As a result of this relationship with Gourmet Group, Inc., Mr. Schulman may not be viewed as an independent director.

COMPENSATION COMMITTEE

The Compensation Committee was recently formed and consists of Bruce Klein as Chairman, Fredrick Schulman and Thomas Schwalm. The Compensation Committee will assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their holdings of and transactions in our common stock. Based solely upon our review of copies of such reports and representation from reporting persons that were provided to us, we believe that each of our executive officers and directors failed to timely file Forms 4 and 5 with respect to certain transactions that should have been reported by them on such Forms, including, for those who are officers of the Company, with respect to shares received in satisfaction of compensation earned by them or entities they control. The substance of these transactions have been disclosed by the Company in its Reports filed with the SEC.

CODE OF ETHICS

The Company has adopted a written code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer and any persons performing similar functions. The Company will provide a copy of its code of ethics to any person without charge upon written request addressed to 372 Danbury Road, Wilton, CT 06897.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for fiscal years ended April 30, 2006 and 2005, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the "Named Executive Officers"): J. Patrick Kenny, our President and Chief Executive Officer; Bruce Klein, our Chairman of the Board; and Jason Lazo, our Chief Operating Officer.

Other than the Named Executive Officers, none of our executive officers earned more than $100,000 in salary and bonus for the 2006 or 2005 fiscal years. We did not grant options to them during the period indicated but, because of inadequate working capital. We did issue shares of restricted stock to them in partial satisfaction of the salary indicated below. The stock we issued to our named executive offices in satisfaction of compensation owed to them was valued based on the market value of the shares on the over-the-counter Bulletin Board on the date such individual agreed to accept such shares in lieu of a portion of any accrued and unpaid salary owed to him on such date. Such issuances were not part of a formal plan or arrangement and were negotiated individually between the Company and the named executive officer involved.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                              ANNUAL COMPENSATION
--------------------------------------------------------------------------------
     NAME AND                                                         OTHER
PRINCIPAL POSITION  FISCAL YEAR      SALARY           BONUS       COMPENSATION
--------------------------------------------------------------------------------
J. Patrick Kenny       2006         $243,500           --            $26,647
Chief Executive        2005          257,662           --             27,512
Officer (1)

Bruce Klein            2006          120,000           --              --
Chairman  of the       2005          240,000           --              --
Board (2)

Jason Lazo             2006          150,000           --              --
Chief Operating        2005          141,428           --              --
Officer (3)
--------------------------------------------------------------------------------

(1) Of the $257,662 of salary earned by Mr. Kenny (or his consulting company) in fiscal 2005, $18,735 and was payable to Westridge Partners, LLC, a consulting company wholly-owned by Mr. Kenny. Other compensation of $26,647 in fiscal 2006 and $27,512 in fiscal 2005 represents payments of personal major medical and life insurance premiums. We currently have no corporate sponsored employee benefit plans.

(2) The salary shown as earned by Mr. Klein in each of the fiscal years 2006 and 2005 was payable to Victory Partners, LLC, a consulting firm controlled by Mr. Klein, as payment for services rendered by Mr. Klein through such entity.

(3) A portion of the salary in fiscal 2005 was payable to Lazo, LLC, a consulting firm controlled by Mr. Lazo as payment for services rendered by Mr. Lazo through such entity.

INCENTIVE PLANS

We have not adopted any stock option plans and any incentive plans previously adopted by Gourmet Group have been canceled.

OPTION GRANTS IN LAST FISCAL YEAR

We did not grant to the Named Executive Officers options to purchase shares in fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

None of our officers held options to purchase shares of our common stock during fiscal 2006

EMPLOYMENT AGREEMENTS

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future.

DIRECTOR COMPENSATION

Except for Mr. Millet, each director of the Company who is not an employee was paid $25,000 in cash and issued 16,502 shares of our common stock for services rendered as a director. Mr. Kenny received a bonus of the same number of shares for services as our Chief Executive Officer. Mr. Millet joined the Board after the award of this compensation.

                CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Between July 2004 and December 2004 Fredrick Schulman, one of our directors (who was then Gourmet Group, Inc.'s president and chairman) extended a payable on demand unsecured credit facility to the Company in an amount of up to $291,000. Mr. Schulman borrowed $172,230 of this amount from third parties and in turn lent this amount to us. The remaining $118,700 was from Mr. Schulman's own funds. All but one of the third parties from whom Mr. Schulman borrowed these funds, comprising $157,500, in the aggregate, demanded repayment from him in December 2004, and Mr. Schulman soon thereafter demanded that we repay him a like amount. Since we were unable to do so we agreed in March 2005, to issue 350,000 restricted shares of our common stock (which we valued at $0.45 per share), which shares were delivered to the third parties who demanded repayment of their loans of $157,500, in consideration for their forbearance with respect to this debt. The highest amount outstanding under this facility was $290,898, and the entire principal together with interest in the amount of $67,575 was repaid over time with the last payment made on January 31, 2007.

In April 2005, in connection with a $1,350,000 private placement of senior convertible promissory notes, Greenwich Beverage Group, LLC ("Greenwich"), a company owned by Thomas Schwalm, loaned us $100,000 and we issued to Greenwich a note in like amount. Interest accrued on this note aggregated $410 and $10,556 as of April 30, 2005 and 2006, respectively. During fiscal 2005 and 2006 no principal or interest was paid. In connection with the note, Greenwich received warrants to purchase 100,000 shares of our common stock at $0.45 per share. Mr. Schwalm converted the $100,000 of the principal outstanding on this note, together with accrued interest of $18,222, into 262,716 shares of our common stock in January, 2007.

In fiscal 2003 we entered into a consulting agreement with a company, Marvin Traub & Associates ("MTA"), owned 100% by Marvin Traub, a member of the Board of Directors. Under the agreement, MTA is being compensated at the rate of $100,000 per annum. In fiscal 2006, compensation to MTA aggregated $150,000 due to additional work performed. In January 2006, MTA converted unpaid consulting fees aggregating $403,329 into 896,296 shares of our restricted common stock. As of April 30, 2006, we were indebted to MTA in the amount of $24,999. As of January 31, 2007, we were indebted to MTA in the amount of $31,249. In December 2006, we issued 365,210 shares of our common stock to MTA in consideration for services rendered in connection with the launch of Trump Super Premium Vodka. This consulting agreement is still in force for fiscal 2007.

During fiscal 2005 and 2006 we modified the two borrowing agreements with one of our shareholders, Ken Close, and his affiliate Nexcomm, with respect to borrowings in the original aggregate amount of $1,021,000. One of the borrowing facilities is secured, the other unsecured. During 2006, we paid Mr. Close and Nexcomm, in cash, an aggregate of $128,404 in principal and interest of $19,428, During Fiscal 2005, we also issued him 222,000 shares of our common stock in satisfaction of $100,000 of this debt. The balance outstanding on these loans in the principal amount of $346,433, together with accrued interest of $117,604, was satisfied in December 2006 by the issuance and delivery of 627,933 shares of our common stock.

We also issued secured convertible promissory notes to Mr. Close in the amount of $150,000, evidencing loans made to us in fiscal year 2006. Greenwich also participated in the lending facility by lending us $100,000 and was issued a secured convertible promissory note evidencing such debt. In connection with these loans, Mr. Close and Greenwich were issued warrants, exercisable for a five-year period, to purchase 83,333 and 55,556 shares of our common stock, respectively, at a price of $.45 per share. These warrants have cashless exercise provisions. During fiscal 2006, the interest accrued on the loans made by Mr. Close and Mr. Schwalm was $5,950 and $4,767, respectively. In December 2006, we satisfied the outstanding principal amount owed to Mr. Close of $150,000, together with accrued interest of $19,700, by the issuance and delivery of 377,111 shares of our common stock. Also in December 2006, we satisfied the outstanding amount owed to Greenwich of $100,000, together with accrued interest of $13,933, by the issuance and delivery of 253,185 shares of our common stock.

On July 27, 2006, the Company borrowed $153,112 from an entity controlled by Mr. Close, which is not documented and is payable on demand. Mr. Close beneficially owned 33 1/3 percent of the entity. In December 2006, we satisfied the outstanding principal amount of $153,112, together with accrued interest of $7,886, by the issuance and delivery of $217,565 shares of our common stock. Mr. Close received 72,522 shares on the liquidation of the entity.

In August 2006, Mr. Klein lent us $75,000 which we paid, together with interest of $6,037 in February 2007.

In May 2004 we entered into an unsecured $200,000 bank credit facility with interest at 1.5% above the prime rate, and as of April 30, 2006 we owed the bank $200,000. Fabio Berkowicz, our Chief Financial Officer, has personally guaranteed our obligation to the bank. We repaid this loan in February, 2007. In addition we incurred fees to a consulting firm controlled by Mr. Berkowicz totaling $80,666 in fiscal 2005 for services rendered to us by Mr. Berkowicz through this entity. In fiscal 2005, we satisfied consulting fee obligations to this entity totaling $71,666 by issuing 159,258 restricted shares of our common stock. As of April 30, 2006 we are obligated to this entity for fees totaling $34,000.

In December 2006, we issued 150,075 shares of our common stock to Mr. Lazo as a bonus.

Between October and November, 2006, we sold 333,333 shares of our common stock to Greenwich for $200,000. In connection with this investment, Greenwich was issued warrants, exercisable for five years from the of the investment, to purchase 166,667 shares of our common stock for $1.25 per share. We have the option to redeem these warrants at any time prior to exercise for $.50 per share.

We incurred licensing royalty expenses of approximately $132,000 and $73,000 in fiscal 2005 and 2006, respectively, to Old Whiskey River Distilling Company, LLC and Y Sake, LLC in which we own 25 percent membership interests.

In February 2007, four members of our Board of Directors, Messrs. Schulman, Klein, Traub and Schwalm were each paid $25,000 and issued 16,502 shares of our common stock as compensation for serving on our Board of Directors. In addition, Mr. Kenny was issued 16,502 shares of our common stock as a bonus for services he has provided to us in his position as our Chief Executive Officer.

                              PLAN OF DISTRIBUTION

Each selling security holder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. As selling security holder may use any one or more of the following methods when selling shares:

|X| ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

|X| block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

|X| purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

|X| an exchange distribution in accordance with the rules of the applicable exchange;

|X|   privately negotiated transactions;

|X| settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

|X| broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

|X| through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

|X|   a combination of any such methods of sale; or

|X|   any other method permitted pursuant to applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

                            DESCRIPTION OF SECURITIES

As of April 16, 2007, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, of which there are 79,533,574 shares issued and outstanding, and 1,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of our common stock have no preemptive rights. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

PREFERRED STOCK

Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate of designations, preferences and rights pursuant under Delaware law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

We do not have any preferred stock outstanding. At present, we have no plans to issue any shares of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

                            SELLING SECURITY HOLDERS

Based on information provided by the selling security holders, the table below sets forth certain information, as of April 16, 2007 unless otherwise noted, regarding the selling security holders.

The shares being offered by the selling security holders are as set forth in the table below.

Percentage ownership of common stock is based on 79,533,574 shares of our common stock outstanding as of April 16, 2007. In addition, the table below assumes for calculating each selling security holder's beneficial ownership following this offering, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days of April 20, 2007 or, if not exercisable within the 60-day period, the common stock purchasable thereunder are being registered for resale under this registration statement, have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. Further, the holders of the common stock issuable on exercise of warrants (see selling security holders identified by footnotes references as (1) through (12) in the chart below) may sell pursuant to this prospectus up to an aggregate of shares of common stock which they may at a later date acquire pursuant to the anti-dilution provisions of the warrants. These shares are not included in the table below. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

One of the entities listed below acquired the shares on conversion of a convertible promissory note issued to evidence a $400,000 loan which it made to us in August 2006. This promissory note was convertible into shares of our common stock at $.60 per share. In December 2006, the selling security holder converted the $400,000 principal amount, plus accrued interest of $15,890, into 693,150 shares of our common stock and received an additional 333,333 shares for additional interest and charges related to this loan.

Two of the entities listed below purchased 1,250,000 shares of our common stock for $750,000. In addition, these selling security holders were issued warrants, exercisable for a five-year period from the date of the investments, to purchase 625,000 shares of our common stock at a price of $1.25 per share. We have the option to redeem up to 50% of these warrants at anytime prior to exercise at a price of $0.50 per warrant.

Five of the entities listed below acquired an aggregate of 4,444,444 shares of our common stock in our January 30, 2007 private placement, at a price of $1.80 per share. These entities were also issued warrants to purchase an aggregate of 3,777,778 shares of our common stock for a purchase price of $3.00 per share. The warrants, which are exercisable for a five year period commencing on the sixth month anniversary of January 30, 2007, the closing date of the transaction, contain cashless exercise provisions, which apply in the event there is no effective registration statement registering, or no current prospectus available for the resale of the shares of our common stock underlying the warrants, and full ratchet anti-dilution provisions. In connection with this offering we also issued to the placement agent, which is a selling security holder, warrants to acquire 444,445 shares of the our common stock for a purchase price of $3.00 per share, which warrants are substantially similar to the warrants issued to the investors, except they do not contain full ratchet anti-dilution provisions. Also in connection with these private placements, we agreed to prepare and file at our expense, on or before 45 days after January 30, 2007, a registration statement with the SEC converting the resale of shares of common stock and, 130 % of the shares of common stock issuable upon exercise of the warrants. In the event this registration statement is not declared effective by the SEC within 90 days of January 30, 2007 (within 120 days of such date in the event of a full review by the SEC), then we will be subject to the payment of liquidated damages equal to 1% of the aggregate purchase price we received from the investors for each month until the registration statement is declared effective up to a maximum of 20%.



                                                               NUMBER OF
                                                               SHARES OF                    BENEFICIAL    PERCENTAGE OF
                                                             COMMON STOCK                   OWNERSHIP     COMMON STOCK
                                                             BENEFICIALLY     NUMBER OF       AFTER       BENEFICIALLY
                                                            OWNED PRIOR TO  SHARES BEING   OFFERING IF   OWNED AFTER THE
                                                             THE OFFERING      OFFERED      ALL SHARES   OFFERING IF ALL
              NAME OF SELLING SECURITY HOLDERS                  SHARES         SHARES        ARE SOLD    SHARES ARE SOLD
----------------------------------------------------------  --------------  -------------  -----------   ---------------
Enable Growth Partners LP (1)(10)                                4,368,055      4,368,055        -0-            *
Enable Opportunity Partners LP (2)(10)                             513,889        513,889        -0-            *
Lyrical Opportunity Partners II LP (3)(11)                       1,325,834      1,325,834        -0-            *
Lyrical Opportunity Partners II Ltd. (4)(11)                     1,757,500      1,757,500        -0-            *
Pierce Diversified Strategy Master Fund LLC, Ena (5)(10)           256,945        256,945        -0-            *
Midtown Partners & Co.,LLC (6)                                      66,667         66,667        -0-            *
Bruce Jordan (6)                                                    22,222         22,222        -0-            *
Richard Henri Kreger (6)                                           222,222        222,222        -0-            *
Ariel Imas (6)                                                      35,556         35,556        -0-            *
Braden Anthony Ferrai (6)                                           26,667         26,667        -0-            *
PHK Midtown Partners LLC (6)                                        71,111         71,111        -0-            *
Modern Overseas, Ltd. (7)                                        1,026,483      1,000,000       26,483          *
Rosseau Limited Partnership (8)(12)                              1,593,750        900,000      693,750          *
Rosseau Special Situations Master Fund (9)(12)                     281,250        100,000      181,250          *
----------------------------------------------------------  --------------  -------------  -----------   ---------------
TOTALS                                                          11,568,150     10,666,667      901,483          *

-------------------
(1) Includes: 2,361,111 shares of common stock and 2,006,944 shares of common stock issuable upon exercise of warrants.

(2) Includes: 277,778 shares of common stock and 236,111 shares of common stock issuable upon exercise of warrants.

(3) Includes: 716,667 shares of common stock and 609,167 shares of common stock issuable upon exercise of warrants.

(4) Includes: 950,000 shares of common stock and 807,500 shares of common stock issuable upon exercise of warrants.

(5) Includes: 138,889 shares of common stock and 118,056 shares of common stock issuable upon exercise of warrants.


(6) Consists of an aggregate 444,444 shares of common stock issuable on the exercise of warrants which were issued to Midtown Partners & Co., LLC and were transferred to the holders who are affiliated with Midtown Partners & Co., LLC. Midtown Partners & Co., LLC is a NASD member, and assisted the Company in fundraising.


(7)   Consists of shares of common stock.

(8) Consists of 1,062,500 shares of common stock and 531,250 shares of common stock issuable upon exercise of warrants.

(9) Consists of 187,500 shares of common stock and 93,750 shares of common stock issuable upon exercise of warrants.

(10) The selling shareholders referenced by this footnote are under common control and the same person has the power to disprove of the securities.

(11) The selling shareholders referenced by this footnote are under common control and the same person has the power to disprove of the securities.

(12) The selling shareholders referenced by this footnote are under common control and the same person has the power to disprove of the securities.

* Less than 1%

                           MARKET FOR OUR COMMON STOCK
                                   AND RELATED
                               STOCKHOLDER MATTERS

Our common stock was authorized to trade on June 2, 2005 on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board under the symbol "DKAM" on the Over-the-Counter Bulletin Board Electronic Quotation System maintained by the National Association of Securities Dealers, Inc. Trading commenced on June 3, 2005. Prior to June 3, 2005, there was no public trading market for our Common Stock.

The following table sets forth the range of high and low bid quotations of our common stock for the periods indicated. The information contained in the table was obtained from Bloomberg Financial Services. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.

                                          High               Low
Year Ended April 30, 2005
First Quarter, July 31, 2004              $0.00125       $0.00125
Second Quarter, October 31, 2004          $0.20          $0.00125
Third Quarter, January 31, 2005           $0.00125       $0.00125
Fourth Quarter, April 30, 2005            $1.00          $0.00125

Year Ending, April 30, 2006
First Quarter, July 31, 2005              $1.55          $1.17
Second Quarter, October31, 2005           $1.39          $.70
Third Quarter, January 31, 2006           $.80           $.35
First Quarter, April 30, 2006             $1.01          $.45
Year Ending, April 30, 2007
First Quarter, July 31, 2006              $.79           $.45
Second Quarter, October 31, 2006          $1.00          $.43
Third Quarter, January 31, 2007           $3.26          $.70

SECURITY HOLDERS

At April 16, 2007, there were 79,533,574 shares of our common stock outstanding, which were held of record by approximately 687 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.

DIVIDENDS

The payment of dividends, if any, is to be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the near future.

Dividends, if any, will be contingent upon our revenues and earnings, capital requirements and financial condition.

EQUITY COMPENSATION PLAN INFORMATION

As of the date of this prospectus, we do not have any equity compensation plans.

TRANSFER AGENT

National Stock Transfer, Inc. with offices at 1512 South 1100 East, Suite B, Salt Lake City, UT 84105-2455, is the registrar and transfer agent for our common stock.

PENNY STOCK REGULATIONS

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. The Company's common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's common stock and may affect the ability of investors to sell our common stock in the secondary market.

                                LEGAL PROCEEDINGS

On or about July 19, 2006, Manhattan Beer Distributor, LLC, a wholesale distributor of beverages in the state of New York initiated litigation in the Supreme Court of the State of New York in Bronx County (Index No. 17776-2006) against the Company. The Plaintiff has demanded payment of an aggregate of $86,
921.44 in connection with certain amounts allegedly owed by Rheingold Brewing Company, Inc. allegedly assumed by the Company and certain amounts allegedly owed to the plaintiff by the Company itself with respect to beverage distribution services provided by the Plaintiff in connection with Rheingold beer. The Company has filed an answer in this proceeding and is engaged in discovery. The Company is discussing a potential settlement of this litigation with the plaintiff. This complaint was received by the Company's agent on July 31, 2006

                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

During the fiscal years ended April 30, 2005 and April 30, 2006, and the subsequent interim period, the principal independent accountant of the Company and its subsidiaries has not resigned or declined to stand for re-election, and was not dismissed.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article Seventh of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in the prospectus has been passed upon for us by Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York 10016. A Partner of Eaton & Van Winkle LLP owns 80,000 shares of our common stock.

                                     EXPERTS

Bernstein & Pinchuk LLP, an independent registered public accounting firm, located at 7 Penn Plaza, Suite 830, New York, N.Y. 10001, have audited our Financial Statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                   DRINKS AMERICAS HOLDINGS, LTD. AND AFFILIATES

                              FINANCIAL STATEMENTS


                                                                            Page

FINANCIAL STATEMENTS FOR THE YEAR ENDED APRIL 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM........................2
FINANCIAL STATEMENTS

  Consolidated Balance Sheet...................................................3

  Consolidated Statements of Operations........................................4

  Consolidated Statements of Changes in the Shareholders' Deficiency...........5

  Consolidated Statements of Cash Flows......................................6-7

  Notes to Consolidated Financial Statements................................8-22

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE PERIOD ENDED JANUARY 31, 2007

Consolidated Balance Sheet....................................................23

Consolidated Statements of Operations.........................................24

Consolidated Statements of Cash Flows.........................................25


Notes to Consolidated Financial Statements.................................26-37

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Drinks Americas Holdings, Ltd.:

We have audited the accompanying consolidated balance sheet of Drinks Americas Holdings, Ltd. and affiliates (the "Company") as of April 30, 2006, and the related consolidated statements of operations, changes in shareholders' deficiency, and cash flows for the years ended April 30, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2006 and the results of its operations and its cash flows for the years ended April 30, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses from operations since its inception and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated balance sheet at April 30, 2006 and the related consolidated statements of operations, changes in stockholders' deficiency, cash flows and related footnote disclosures for that year are restated to reflect the change in method of accounting for the acquisition of Rheingold; the valuation of beneficial conversion features of convertible promissory notes issued as well as the valuation of warrants issued to purchase common stock; the valuation of shares issued for services and the valuation of warrants issued in February 2006. These matters are further disclosed and quantified in notes 3, 8, 9, 11, 16 and 17 and 18.


/s/ Bernstein & Pinchuk LLP

New York, New York
August 10, 2006 - except for the method of accounting for the acquisition of Rheingold disclosed in notes 3 and 8; the method of determining the valuation of beneficial conversion features of convertible promissory notes issued as well as the valuation of warrants issued to purchase common stock disclosed in note 9(f); and the valuation of 1,096,296 shares of common stock issued for services; the valuation of warrants issued in February 2006 disclosed in note 11; and the valuation of stock and warrants issued as disclosed in note 16; the explanation and quantification of the restatements disclosed in Note 17; the explanation as to the amendment of Form 10-KSB disclosed in Note 18; and the related effect of these changes to the consolidated statements of operations and cash flows, weighted average number of shares and earnings per share for the year ended April 30, 2006, and the effect to assets, liabilities and the stockholders' deficiency section of the balance sheet as of April 30, 2006, for which the date is March 14, 2007.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATE
CONSOLIDATED BALANCE SHEET AS OF APRIL 30, 2006 (Restated)

Assets
Current assets:
  Cash and equivalents                                             $    397,766
  Accounts receivable, net of allowance of $20,000                      292,344
  Due from factor                                                        37,592
  Inventories                                                           624,216
  Other current assets                                                  132,335
                                                                   ------------
      Total current assets                                            1,484,253
Property and equipment, at cost less accumulated
  depreciation and amortization                                          57,051
Investment in equity investees                                           50,024
Intangible assets, net                                                  997,005
Other assets                                                             24,994
                                                                   ------------
                                                                   $  2,613,327
                                                                   ============

Liabilities and Shareholders' Deficiency
Current liabilities:
  Current maturities of long-term debt                             $  2,639,026
  Accounts payable                                                    2,422,255
  Accrued expenses                                                    1,450,053
  Amounts received for shares to be issued                              789,999
                                                                   ------------
      Total current liabilities                                       7,301,333

Long-term debt, less current maturities                                 100,000

Commitments and Subsequent Events                                            --
Shareholders' deficiency:
  Preferred stock, $0.001 par value; 1,000,000
   shares authorized; none issued
  Common stock, $0.001 par value; 100,000,000
   authorized; issued and outstanding 62,707,453
   shares                                                                62,707
  Additional paid,-in capital                                        12,008,857
  Accumulated deficit                                               (16,859,570)
                                                                   ------------
                                                                     (4,788,006)
                                                                   ------------
                                                                   $  2,613,327
                                                                   ============

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATE
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED APRIL 30, 2006 AND 2005
--------------------------------------------------------------------------------

                                                          2006          2005
                                                      -----------   -----------
                                                       (Restated)

Net sales                                             $ 1,607,606   $ 2,071,566

Cost of sales                                           1,154,834     1,556,193
                                                      -----------   -----------

      Gross margin                                        452,772       515,373

Selling, general and administrative expenses            4,766,120     4,521,402
                                                      -----------   -----------

      Loss before other income (expense)
        and income tax expense                         (4,313,348)   (4,006,029)
                                                      -----------   -----------

Other income (expense):
  Interest expense                                       (926,243)     (361,769)
  Impairment of intangible asset                         (804,161)           --
  Other income                                            198,381        40,100
                                                      -----------   -----------

                                                       (1,532,023)     (321,669)
                                                      -----------   -----------

      Loss before income tax expense                   (5,845,371)   (4,327,698)

Income tax expense                                             --            --
                                                      -----------   -----------

Net loss                                              $(5,845,371)  $(4,327,698)
                                                      ===========   ===========
      Net loss per share (Basic and Diluted)          $      0.10   $      0.10
                                                      ===========   ===========

-------------------------------------------------------------------------------

See notes to consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY
YEARS ENDED APRIL 30, 2006 (restated) AND 2005
--------------------------------------------------------------------------------



                                                                   Additional
                                                                     Paid-in       Accumulated
                                         Shares        Amount        Capital         Deficit
                                     ------------   ------------   ------------    ------------
Balance, May 1, 2004                   43,195,291   $     43,196   $  4,434,170    $ (6,686,501)

Issuance of shares for services         1,968,501          1,968           (768)             --

Issuance of shares to shareholders
  of legal acquirer                     4,058,794          4,059         (4,059)             --

Issuance of shares in settlement
  of accrued compensation,
  expenses and notes and loans
  payable                               5,624,397          5,624      2,525,355              --

Net loss for the year                          --             --             --      (4,327,698)
                                     ------------   ------------   ------------    ------------

Balance, April 30, 2005                54,846,983         54,847      6,954,698     (11,014,199)

Issuance of shares for cash             2,050,000          2,050      1,167,948

Issuance of shares for services         1,096,296          1,096        608,875              --

Issuance of shares to shareholders
  of acquired company                     724,638            724         649,275             --

Issuance of shares in settlement
  of notes and loans payable            3,989,536          3,990      2,137,061              --

Discounts on the issuance of
  Convertible notes                            --            --         491,000

Net loss for the year                          --             --             --      (5,845,371)
                                     ------------   ------------   ------------    ------------

Balance, April 30, 2006                62,707,453   $     62,707   $ 12,008,857    $(16,859,570)
                                     ============   ============   ============     ===========

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 2006 AND 2005
--------------------------------------------------------------------------------

                                                         2006          2005
                                                     -----------    -----------
                                                      (restated)
Cash flows from operating activities:
  Net loss                                           $(5,845,371)   $(4,327,698)
  Adjustments to reconcile net loss to net cash
  used in operating activities:
   Deprecation and amortization                          372,183        140,956
   Earnings in equity method investees                        --        (40,042)
   Stock issued for services of vendors, employees,
     directors and interest                            1,102,000      1,195,380
   Impairment of intangible asset                        804,161
   Allowance for uncollectible accounts                   64,878         30,000
   Changes in operating assets and liabilities:
    Accounts receivable                                 (252,285)        (7,654)
    Due from factor                                       (9,435)         5,976
    Inventories                                           14,618        123,943
    Other current assets                                  13,698        (73,149)
    Other assets                                          50,499             --
    Accounts payable                                     228,010        213,429
    Accrued expenses                                     621,753        450,381
                                                     -----------    -----------

      Net cash used in operating activities           (2,835,291)    (2,288,478)
                                                     -----------    -----------

Cash flows from investing activities:
  Acquisition of property and equipment                       --        (31,149)
                                                     -----------    -----------

      Net cash used in investing activities                   --        (31,149)
                                                     -----------    -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock issued
   and to be issued                                    1,959,999      2,924,602
  Proceeds from issuance of debt                       1,195,648             --
  Repayment of debt                                     (154,168)      (222,584)
  Payments for loan costs                                     --       (254,581)
                                                     -----------    -----------

      Net cash provided by financing activities        3,001,479      2,447,437
                                                     -----------    -----------

      Net increase in cash and equivalents               166,188        127,810

Cash and equivalents - beginning                         231,578        103,768
                                                     -----------    -----------

Cash and equivalents - ending                        $   397,766    $   231,578
                                                     ===========    ===========

--------------------------------------------------------------------------------

(Continued)

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 2006 AND 2005
--------------------------------------------------------------------------------

                                                            2006         2005
                                                         ----------   ----------

Supplemental disclosures of noncash investing and
financing activities:
   Sale of product in exchange for prepaid expense
     (trade credits)                                   $        --   $   114,729
                                                       -----------   -----------

   Liabilities converted into shares of common stock   $ 2,141,051   $ 1,390,799
                                                       -----------   -----------

   Asset acquisition financed by:
     Current assets less current liablities            $  (115,683)  $        --
     Intangible and other assets                       $ 1,265,683   $
     Payable to seller                                 $   500,000   $        --
     Common stock issued                               $   650,000   $        --
                                                       -----------   -----------


Supplemental disclosures of cash flow information:
   Interest paid                                       $   171,981   $    97,642
                                                       -----------   -----------

   Income taxes paid                                   $        --   $        --
                                                       -----------   -----------

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Basis of Presentation and
     Nature of Business

On March 9, 2005 the shareholders of Drinks Americas, Inc. ("Drinks") a company engaged in the business of importing and distributing unique, premium alcoholic and non-alcoholic beverages associated with icon entertainers, sports figures, celebrities and destinations, to beverage wholesalers throughout the United States, acquired control of Drinks Americas Holdings, Ltd. ("Holdings"). Holdings was incorporated in the state of Delaware on February 14, 2005. On March 9, 2005 Holdings merged with Gourmet Group, Inc. ("Gourmet"), a publicly traded Nevada corporation, which resulted in Gourmet shareholders acquiring 1 share of Holdings' common stock in exchange for 10 shares of Gourmet's common stock. Both Holdings and Gourmet were considered "shell" corporations, as Gourmet had no operating business on the date of the share exchange, or for the previous three years. Pursuant to the June 9, 2004 Agreement and Plan of Share Exchange among Gourmet, Drinks and the Drinks' shareholders, Holdings, with approximately 4,058,000 of outstanding common stock, issued approximately 45,164,000 of additional shares of its common stock on March 9, 2005 (the "Acquisition Date") to the common shareholders of Drinks and to the members of its affiliate, Maxmillian Mixers, LLC ("Mixers"), in exchange for all of the outstanding Drinks' common shares and Mixers' membership units, respectively. As a result Maxmillian Partners, LLC ("Partners") a holding company which owned 99% of Drinks' outstanding common stock and approximately 55% of Mixers' outstanding membership units, became Holdings' controlling shareholder with approximately 87% of Holdings' outstanding common stock. For financial accounting purposes this business combination has been treated as a reverse acquisition, or a recapitalization of Partners' subsidiaries (Drinks and Mixers).

Partners, which was organized as a Delaware limited liability company on January 1, 2002 and incorporated Drinks in Delaware on September 24, 2002, subsequent to March 9, 2005 transferred all of its Holdings shares to its members as part of a plan of liquidation.

On March 11, 2005 Holdings and an individual organized Drinks Global, LLC ("DGI"). Holdings owned 90% of the membership units and the individual, who is the president of DGI owned 10%. DGI's operating agreement does not require either member to contribute cash for the membership units; however, Holdings has paid the start-up expenses of DGI, which were not considered material. DGI's business is to import wines from various parts of the world and sell them to distributors throughout the United States. In May 2006 Holdings organized D.T. Drinks, LLC ("DT Drinks") a New York limited liability company for the purpose of selling certain alcoholic beverages.

The accompanying consolidated results of operations, changes in shareholders' deficiency and cash flows for the period May 1, 2004 to March 8, 2005 are those of Partners and its majority-owned subsidiaries, Drinks (with its inactive foreign subsidiaries, Bebedes de C.A. and Cohete, S.A.) and Mixers (collectively, the "Company" prior to March 9, 2005). The consolidated balance sheet as of April 30, 2006 and results of operations from March 9, 2005 to April 30, 2005 and May 1, 2005 to April 30, 2006 reflect Holdings its majority-owned subsidiaries and Partners (collectively, the "Company" subsequent to March 9, 2005). All intercompany transactions and balances in these financial statements have been eliminated in consolidation. The amount of common and preferred shares authorized, issued and outstanding as of April 30, 2006, are those of Holdings. Common shares issued at the Acquisition Date represent the number of outstanding shares of Holdings before the share exchange with Partners. Operating results of Drinks and its predecessor Gourmet for periods prior to the date of the reverse acquisition are not material.

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. The Company has a shareholders' deficit of $4,788,006 as of April 30, 2006, and has incurred significant operating losses and negative cash flows from operations since inception. These factors indicate the Company may not be able to continue as a going concern. Management anticipates cash flows from the proceeds of additional debt and equity offerings in fiscal 2007. Management also plans to introduce new products and to greatly expand the marketing efforts of all of its products to increase volume and reduce operating losses in fiscal 2007. There can be no assurance, however that management's plans will enable the Company to attain profitable operations or generate sufficient cash flows from operations and financing activities necessary to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.


2.   Summary of Significant
     Accounting Policies

Revenue Recognition

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped.

The Company recognizes revenue dilution from items such as product returns, inventory, credits, discounts and other allowances in the period that such items are first expected to occur. The Company has not realized material amounts of revenue dilution in the periods covered by this report. In this regard, the Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. No material amounts of product returns had occurred during these fiscal years. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through telephone communications with its customers and believes that most maintain low levels of inventory of its products. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized. As of April 30, 2006 there were no such amounts to accrue

Cash and Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company from time to time maintains balances in depository accounts in excess of FDIC insured limits. The Company has not experienced any credit losses nor anticipates any future losses in such accounts. At April 30, 2006 amounts exceeding FDIC insured limits aggregated $273,432.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off upon management's determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of furniture and equipment, and amortization of leasehold improvements is provided on the straight-line method over the term of the related lease.

Impairment of Long-Lived Assets


In accordance with Statement of Financial Accounting Standards No. 144 (SFAS No.
144), Accounting for the Impairment or Disposal of Long-lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. The Company's policy is to record an impairment loss at each balance sheet date when it is determined that the carrying amount may not be recoverable. Recoverability of these assets is based on undiscounted future cash flows of the related asset. At April 30, 2006, long-lived assets relating to the Reingold acquisition were deemed to be impaired. (See Note 3)


Income Taxes

As of April 30, 2006 Holdings and Drinks are C Corporations under the provisions of the Internal Revenue Code (the "Code") and applicable state statutes. Deferred taxes are provided based on the tax effects of certain temporary differences between the valuation of assets and liabilities for financial statement and income tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established as necessary to reduce deferred tax assets to amounts more likely than not to be realized. Partners, Mixers, and DGI are limited liability companies, taxed as partnerships with no income tax liabilities under the provisions of the Code and applicable state statutes.

Deferred Charges and Intangible Assets

The costs of intangible assets with determinable useful lives are amortized over their respectful useful lives and reviewed for impairment when circumstances warrant. Intangible assets that have an indefinite useful life are not amortized until such useful life is determined to be no longer indefinite. Evaluation of the remaining useful life of an intangible asset that is not being amortized must be completed each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets must be tested for impairment at least annually, or more frequently if warranted. Intangible assets with finite lives are generally amortized on a straight line bases over the estimated period benefited. The costs of trademarks and product distribution rights are amortized over their related useful lives of between 15 to 40 years. We review our intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recognized currently.

Deferred financing costs are amortized ratably over the life of he related debt. If debt is retired early, the related unamortized deferred financing costs are written off in the period debt is retired.

Investments

The investments of the Company in 25% ownership interests of Old Whiskey River Distilling, LLC and Y Sake, LLC are accounted for under the equity method of accounting.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was approximately $19,100 and $15,700 for the years ended April 30, 2006 and 2005, respectively.

Shipping and Delivery

The Company includes shipping and delivery costs in selling, general and administrative expenses. Shipping and delivery costs were approximately $101,000 and $16,700 for the years ended April 30, 2006 and 2005, respectively.

Repairs and Maintenance

The Company charges the cost of repairs and maintenance, including the cost of replacing minor items not constituting substantial betterment, to selling, general and administrative expenses as these costs are incurred.

Earnings Per Share

The Company computes earnings per share under the provisions of SFAS No. 128, Earnings per Share, whereby basic earnings per share is computed by dividing net income (loss) attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive and contingently issuable shares using the treasury stock method, unless the effect of such increase would be anti-dilutive. For the years ended April 30, 2006 and 2005, the diluted earnings per share amounts equal basic earnings per share because the Company had net losses and the impact of the assumed exercise of contingently issuable shares would have been anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, trade receivables, accounts payable, current maturities of long-term debt, and notes and loans payable approximate fair values as of April 30, 2006 because of the short term maturities of those instruments.

Recent Accounting Pronouncements

In December 2004, SFAS No. 123R, "Share-Based Payment," a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. SFAS No. 123R replaces existing requirements of SFAS No. 123 and APB Opinion No. 25 "Accounting for Stock-Based Compensation," and requires public companies to recognize the cost of employee services received in exchange for equity instruments, with limited exceptions. SFAS No. 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. SFAS No. 123R is effective for interim periods beginning after June 15, 2005. The Company is currently evaluating the effect that SFAS No. 123R will have on its financial position and results of operations, but does not believe that the adoption of SFAS No. 123R will have a material impact on its financial position and results of operations.

In May 2005 FASB issued Statement No. 154 "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3." In February 2006 the Financial Accounting Standards Board ("FASB") issued Statement No. 155 "Accounting for Certain Hybrid Financial Instruments" which amends FASB Statement Nos. 133 and 140. Neither of these two pronouncements had an effect on the Company's consolidated financial statements.

3.   Acquisition

On October 27, 2005, the Company acquired certain assets of Rheingold Beer ("Rheingold") and assumed certain obligations from Rheingold Brewing Company, Inc. ("RBCI"). The purpose of the acquisition was for diversification of the Company's products and expansion of its distribution base. Holdings issued 724,638 shares of restricted common stock with a fair value of approximately $650,000 to RBCI and assumed approximately $142,000 of their liabilities and are contractually obligated to RBCI to issue an additional $500,000 payable in restricted shares, with a value of $350,000, of Holdings' common stock and $150,000 cash, accruing no interest, on October 27, 2006. The value of the common
stock to be issued shall be based on the 60 calendar day trading price of Holdings' stock prior to October 27, 2006.

The amount initially assigned to the value of the Rheingold license rights aggregated $1,245,683 of which $41,522 has been amortized as of April 30, 2006. Management determined as of April 30, 2006 that based on estimated future cash flows, the carrying amount excedes ts fair value by $804,161, an impairment loss of that amount was recognized. Management's estimations were reached after determining that the product will need to be completely reformulated and will require additional investment to bring the product to market.

4.   Due From Factor

Accounts receivable   $ 80,287
Advances               (42,695)
                      --------

                      $ 37,592
                      ========

The Company had a two-year agreement with a factor, expiring on October, 2005, which was extended on a month-to-month basis through May 2006 at which time the Company elected to terminate the relationship. Pursuant to the agreement a substantial portion of accounts receivable are sold to the factor without recourse as to bad debts, but with recourse as to all customer claims. Immediately upon assigning a customer invoice, the Company receives a cash advance equal to 70% of the invoice amount, and is paid the balance of the invoice at the time the factor receives the final payment from the customer. No interest is charged by the factor for outstanding cash advances. Instead the factor's fee for all services and cash advances is equal to 2.5% of the total of an assigned invoice, subject to the customer paying in full within 30 days of the invoice date. The fee increases 1% on a cumulative effect basis in intervals of 15 days for which the related invoice remains unpaid, up to 7.5% of the invoice amount if not paid in 90 days from invoice date.

Guarantees of the Company's obligations under the agreement have been provided by the Company's chief executive officer and its chairman of the board. The factor has a security interest in the Company's tangible and intangible assets.

5.   Inventories

Finished goods   $608,087
Raw materials      16,129
                 --------

                 $624,216
                 ========

All raw materials used in the production of the Company's inventories are purchased by the Company and delivered to independent production contractors.

6.   Trade Credits

The Company entered into an agreement in June 2004 with a corporate trading company to receive trade credits upon deliveries of certain non-alcoholic beverages to buyers obtained by the trading company. Earned trade credits must be utilized by June 2009, and there are additional terms specifically defined in the agreement. The Company has approximately $58,000 which is net of an impairment reserve of $58,000 at April 30, 2006 of such trade credits included in other current assets in the accompanying consolidated balance sheet.

7.   Property and Equipment

                           Useful Life     Amount
                           -----------   ---------

Computer equipment             5 years   $  23,939
Furniture                      5 years      10,654
Automobile                     4 years      43,840
Leasehold
improvements                   7 years      66,259
Production costs               2 years      30,049
                                         ---------
                                           174,741
Accumulated depreciation
 and amortization                         (117,690)
                                         ---------

                                         $  57,051
                                         =========

Depreciation expense for the years ended April 30, 2006 and 2005 amounted to $63,160 and $29,800, respectively.

8.   Intangible Assets/Deferred Loan Costs

Intangible assets include the costs to acquire trademarks, license rights and distribution rights for three of the Company's alcoholic products.

In addition, intangibles include the costs of the license and related trademarks purchased in the Rheingold acquisition (see Note 3).

                Gross Carrying   Accumulated      Net of
                        Amount   Amortization  Amortization

Trademarks/dist
  rights            $  751,966     $  154,961    $  597,005
License
  rights and
  related
  trademarks            400,00         -            400,000
                    ----------     ----------    ----------
                     1,151,966        154,961    $  997,005
                    ==========     ==========    ==========

Aggregate amortization expense was $309,023 (including $$221,537 for fully amortized deferred financing costs) and $111,156 for the years ended April 30, 2006 and 2005, respectively.

Estimated annual amortization expenses as of April 30, 2006 for the next five years are approximately $73,000 (April 30, 2007-2011).

9. Debt

                       Notes and Loans
                             Payable     Long-Term Debt
                          ----------     --------------

Senior convertible
 notes (a)                $  850,000     $           --
Secured Notes
 Payable (includes
 interest) (b)               104,035                 --
Unsecured note
 payable (includes
 interest) (c)               338,304                 --
Bank line of credit
 (d)                         200,000                 --
Other line of credit
 (e)                         184,898                 --
Convertible notes (f)        250,000                 --
Convertible note (g)         100,000            100,000
Unsecured note
 payable (h)                 100,000                 --
Unsecured note
 payable (i)                 100,000                 --
Due to RBCI (see
 Note 3)                     500,000                 --
Other (j)                     10,789                 --
                          ----------     --------------
                           2,738,026            100,000
Less current portion       2,638,026                 --
                          ----------     --------------

Long-term debt            $  100,000     $      100,000
                          ==========     ==============

Long-term portion is due in 2008 (see (g) below).

(a) Between March 15 and May 9, 2005 the Company issued a series of senior convertible notes totaling $1,350,000, which resulted in net proceeds after deductions for certain costs and fees, of $1,150,000, including a $100,000 note to Greenwich Beverage Group, LLC a company managed by a member of the Company's board of directors. The notes bear interest at 10% per annum, with principal and interest payable in full one year from the date of issuance of the respective note. The notes are past due, but formal demand for payment has not been made. The note holders have discretionary conversion rights to convert all of the principal amount into restricted shares of Holdings' common stock, at a per share price equal to the lower of (1) $0.45 at any time prior to maturity or (2) the per share price realized in a subsequent debt or equity financing of at least six million as defined in the notes. In March 2006 the largest holder of these notes elected to convert his $500,000 note plus accrued interest of $50,556 into 1,267,119 of Holdings' common stock. In addition each of the note holders was issued separate warrants to purchase an aggregate 1,350,000 shares of the Company's common stock. The warrants may be exercised at any time up to five years from the date of issuance at the same price per share. Both the notes and warrants have certain antidilutive features to the holders of the notes and warrants. In addition, the warrant holders have a cashless surrender option which provides for the number of shares of common stock to be issued upon surrender of the warrants to equal the number of shares underlying the warrants multiplied by a fraction (the numeration of which is $0.45 less the market value of the Company's common stock as defined and the denominator of which is such market value). The Company had determined, as of the date the notes were issued , in accordance with APB 1 4, the warrants had no value.

      Amounts owed to these note holders are subordinate to amounts owed to secured creditors, and senior to all other unsecured creditors. Accrued interest of $93,808 is included in accrued expenses in the accompanying balance sheet.

(b) In October 2004 the Company modified secured borrowing agreements with Nexcomm International Beverages, LLC ("Nexcomm"), a company controlled by a person beneficially owning 13% of the outstanding common stock of the Company as of April 30, 2006. On the modification date the Company issued a note to Nexcomm aggregating $155,975, which represented unpaid principal and interest on the original notes. The modified note was due on May 1, 2005 but was informally extended by Nexcomm with no stipulated repayment date. The note bears interest at 11%. The note is secured by the assets of the Company subordinate to those secured interests of the factor. As of April 30, 2006 the unpaid balance, including interest, aggregated $104,035.

(c) In October 2004 the Company modified unsecured borrowing agreements with the shareholder referred to in (b). On the modification date the Company issued two notes to the shareholder aggregating $396,727, which represented unpaid principal and interest on the original notes. The notes bear interest at 10% per annum and required installment payments representing principal and interest at various dates through September 1, 2005. The notes were informally extended by the shareholder with no stipulated repayment dates. As of April 30, 2005 the Company satisfied $100,000 of these notes by issuing 222,222 restricted shares of Holdings' common stock (see Note 11). As of April 30, 2006 the unpaid balance, including interest, on these notes aggregated $338,304.

(d) In May 2004, the Company obtained a line of credit with a financial institution for aggregate borrowings of $200,000, with interest at 1.5% above the bank's prime rate. The credit line with this institution technically expired on August 1, 2005. However, the line was informally in effect, under the previous terms through May 2006 when it was formally extended through June 1, 2007. The extended terms include a reduced line of $175,000 with an initial interest rate of 4.50% above the bank's prime rate. The Company's chief financial officer has guaranteed the payment of the Company's obligations under this line of credit.

(e) In July 2004 a member of the Company's board of directors extended an unsecured credit facility to the Company in an amount of up to $291,000. The total loan bears interest at 14% per annum without any specified repayment date. Accrued interest on this note of $48,072 is included in accrued expenses in the accompanying consolidated balance sheet.

      In order to provide the total borrowings made by the Company, the director personally borrowed $172,230 from third parties. These third parties subsequently demanded repayment from the director for an aggregate $157,500 and the director, in turn demanded that the Company repay him a like amount. Because the Company was unable to repay in cash, management agreed to issue 350,000 restricted shares of the Holdings common stock (valued at $0.45 per share) to the third parties, on behalf of the director, in consideration for their forbearance with respect to this debt. A total of $157,500 is included in interest expense in the accompanying consolidated statement of operations for the year ended April 30, 2005.

(f) Between December 2005 and February 2006 the Company issued convertible notes aggregating $802,167. The notes consist of $150,000 received from the shareholder referred to in (c), $552,167 from two unrelated companies, and $100,000 from the Company's director referred to in (a). These demand notes bear interest at 12% per annum and require monthly interest payments only beginning January 1, 2006. The principal and unpaid accrued interest may be converted at any time into the equity securities of Holdings at $0.45 per share or pursuant to any private placement equal to or in excess of $5 million closed by the Company on or before December 31, 2006, at a price equal to twenty percent below the price at which the Company issues any such securities. These notes are secured on the same basis as the Nexcomm notes in (b). In March 2006 the two unrelated companies converted the amounts owed under their notes aggregating $570,204, which included accrued interest of $18,037, into 1,267,119 shares of Holdings' common stock. At April 30, 2006 principal outstanding on these notes aggregated $250,000, $150,000 from the Company's shareholder and $100,000 from the aforementioned director, plus interest of $10,717 which is included in accrued expenses in the accompanying consolidated balance sheet.

      In connection with these notes the Company also issued warrants to purchase 445,646 shares of Holdings' common stock at an exercise price of $0.45 per share as follows: warrants for 83,333 shares to the shareholder referred to in (e), warrants for 306,757 shares to the unrelated companies and warrants for 55,556 to the director of the Company. The warrants are exercisable for a five year period from the date of the note. The warrants include a cashless exercise provision and anti-dilution protection to the holders. The Company has determined that the warrants had a fair value of $112,000 as of the date the notes were issued. The $0.45 per share conversion price enabled the holders to convert such securities into common stock of the Company which was at a discount to the market price of the common stock at the date convertible. At issuance the convertible promissiory notes were convertible into common shares of the Company's common stock with an aggregate value which exceeded the amount of proceeds allocated to the convertible notes by $379,000. Since the notes are payable on demand the discounts recognized for both the warrants and beneficial conversion feautures were expensed immediately which is included in interest expense for the year ended April 30, 2006.

(g) On June 15, 2005 DGI borrowed $100,000 from one of the Company's shareholders and issued a convertible promissory note which requires repayment of principal by June 15, 2008. Interest accrues at 1% above the prime rate and is payable on a semi-annual basis. At the option of the shareholder, the unpaid principal portion of this note is convertible common stock at a conversion price equal to the greater of (1) 20% below the average daily closing price for each of the trading days during the ninety day period immediately preceding the date the shareholder provides notice to the Company the intent to convert, or (2) $1.50 per share. At April 30, 2006 interest of $10,172 is included in accrued expenses in the accompanying consolidated balance sheet.

(h) On September 22, 2005 the Company borrowed $100,000 from an unrelated individual which accrues interest at a rate of 6% per annum which was payable along with unpaid principal on June 21, 2006. In July the Company issued 50,000 restricted shares of Holding's common stock in consideration for extending the repayment date to August 22, 2006. At April 30, 2006 accrued interest of $3,616 is included in the accompanying consolidated balance sheet.

(i) In August 2005 the Company borrowed $100,000 from a shareholder. Although this loan does not have written documentation the Company has an understanding with the lender that the loan would accrue interest at 12% per annum and would be repaid from the proceeds of the Company's next financing. At April 30, 2006 interest of $8,538 is included in accrued expenses in the accompanying consolidated balance sheet.

(j) Balance represents amounts owed to the Company's chairman of the board ($3,500) and another director of the Company ($7,288).

10.   Accrued Expenses

Payroll and consulting fees owed to
    officers, directors and shareholders   $  266,118
All other payroll and consulting fees         849,210
Interest                                      180,585
Others                                        154,140
                                           ----------

                                           $1,450,053
                                           ==========

As of April 30, 2005, a substantial portion of accrued payroll and consulting fees originating in fiscal 2005 and 2004 was converted into restricted shares of the Company's common stock (see Note 11).

11.   Shareholders' Deficiency

Weighted average number of common shares outstanding used to compute earnings per share for the years ended April 30, 2006 and 2005 are as follows:

                       2006         2005
                    ----------   ----------

Basic and diluted   57,413,468   44,385,129

In addition to the conversions of the Company's debt referred to in Note 9 and the purchase of Rheingold referred to in Note 3, additional transactions affecting the Company's equity are as follows:

On March 6, 2005 the Company reached agreements individually with its officers and certain board members, employees, consultants and lenders to convert the Company's indebtedness to all of them aggregating $2,530,979, into restricted shares of the Company's common stock. Accordingly, the Company issued 5,624,397 restricted shares of its common stock, which was based on a contracted conversion price of $0.45 per share for all conversions as follows:

                                       Amount
                         Shares      Converted
                       ----------   ----------

Compensation payable
 to officers            1,211,904   $  545,357
Consulting fees
 payable to officer
 and director (a)       1,423,391      640,526
Loan payable to
 minority
 shareholder and
 director (b)             277,778      125,000
Other employees' and
 consultants'
 compensation           1,861,324      837,596
Indemnification of
 board member             350,000      157,500
Other loans               500,000      225,000
                       ----------   ----------

    Total               5,624,397   $2,530,979
                       ==========   ==========

Between June 2004 and October 2004 Drinks received proceeds of $962,500 related to the issuance of senior notes payable to Gourmet. Gourmet in turn received the identical proceeds from the issuance of its senior convertible notes over the same period to eight individual investors. The purpose of the Gourmet notes was to provide working capital to Drinks. The Gourmet notes bore interest at 10% per annum with the principal payable in eight quarterly installments, together with accrued interest, commencing 15 months after the issuance date of the respective note. On June 24, 2005 all of the note holders who had invested in the Gourmet notes, converted the aggregate outstanding balance of $1,046,510, consisting of the principal balance of $962,500 plus accrued interest of $84,010 into 1,498,959 shares of the Company's common stock, based on a conversion price of approximately $0.70 per share. Costs relating to such conversion aggregated $26,916.

On January 25, 2006 the Company reached an agreement with one of its directors to convert consulting fees owed him aggregating $403,329 into 896,296 restricted shares of the Company's common stock. Also on January 25, 2006 the Company reached an agreement with an unrelated entity to convert consulting fees owed to that firm aggregating $90,000 into 200,000 shares. Based on a fair value of the common stock on the date the shares were granted the Company recognized additional consulting fees aggregating $76,740 for the year Ended in April 30, 2006.

In February 2006, the Company issued warrants to purchase 250,000 shares of the Company's common stock at an exercise price of $0.56 per share. The warrants may be exercised at any time up to February 2011. The Company has determined, as of the date the notes were issued, that the warrants had a value of $40,000 in accordance with FAS 123(R) which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended April 30, 2006.

In March and April 2006, the Company received proceeds of $1,959,999 for the issuance of 3,266,665 restricted shares of its common stock. As of April 30, 2006 the Company has issued 1,950,000 shares with the balance of 1,316,665 to be issued in the second quarter of the Company's 2007 fiscal year. The aggregate amount received on the unissued shares, $789,999, is included as a current liability in the accompanying balance sheet. In consideration of fees of $45,000 incurred with this financing the Company issued 100,000 restricted shares of Holding's common stock.

12.   Income Taxes

No provision for taxes on income is included in the accompanying statements of operations because of the net operating losses in both fiscal years. Holdings and Drinks previously filed income tax returns on a June 30 and December 31 tax year, respectively; however, both companies applied for and received a change in tax year to April 30. Drinks federal net operating loss carryforward as of April 30, 2006 is approximately $13,000,000, available to offset future years' taxable income through 2026. The federal net operating loss carryforward of Holdings as successor to Gourmet Group, Inc. is approximately $1,500,000. Due to the annual limitations imposed by the Internal Revenue Code arising when shareholder ownership changes significantly, management feels it is unlikely that the related tax benefits from this carryforward will be realized in the future and has provided for a valuation allowance equal to the deferred tax benefit.

As of April 30, 2006, the components of current and non-current income taxassets were:

Deferred tax asset arising from
Net operating loss                 $ 5,845,000
Accrued compensation                   380,000
Other                                   20,000
                                   -----------
                                     6,245,000
Less valuation allowance            (6,245,000)
                                   -----------

                                   $       --
                                   ===========

A valuation allowance has been provided against the entire deferred tax asset due to the uncertainty of future profitability of the Company. Management's position with respect to the likelihood of recoverability of these deferred tax assets will be evaluated each reporting period.

13.  Related Party Transactions

Related party transactions, in addition to those referred to in Notes 9 and 11 are as follows:

Consulting Fees

For the years ended April 30, 2006 and 2005, the Company incurred consulting fees payable to a limited liability company which was controlled by the Company's chairman of the board aggregating $120,000 and $220,000, respectively. In addition, the Company incurred consulting fees payable to a limited liability company controlled by the Company's chief executive officer and largest shareholder of $0 and $18,735 for the years ended April 30, 2006 and 2005, respectively. These fees were entirely for the services rendered by each. For the year ended April 30, 2006 amounts due the chairman's consulting firm aggregated $90,800. As of April 30, 2005 unpaid fees owed to the chairman's consulting firm, aggregating $568,860 were converted into $1,264,133 restricted shares of the Company's common stock (see Note 11).

In fiscal 2003 we entered into a consulting agreement with a company wholly owned by a member of the Company's board of directors. Under the agreement the consulting company is being compensated at a rate of $100,000 per annum. Fees incurred to the consulting firm aggregated $150,000 (due to additional work performed) and $100,000 for the years ended April 30, 2006 and 2005, respectively. As of April 30, 2006 amounts due the director's consulting firm total $30,003. As of April 30, 2006 unpaid fees owed to the director's consulting firm aggregating $403,329 were converted into 896,296 restricted shares of the Company's common stock (see Note 11).

For the years ended April 30, 2006 and 2005 fees incurred by the Company to a consulting firm controlled by the Company's chief financial officer aggregated $0 and $80,666, respectively. As of April 30, 2006 amounts due the officer's consulting firm aggregate $34,000. As of April 30, 2005 fees owed to the officer's consulting firm aggregating $71,666 were converted into 159,258 restricted shares of the Company's common stock (see Note 11).

In December 2002 the Company entered into a consulting agreement with one of its shareholders which provides for $600,000 in fees payable in five fixed increments over a period of 78 months. The Company has an informal agreement with the shareholder pursuant to which he has the option of converting all or a portion of the consulting fees owed him into shares of Holding's common stock at a conversion price to be agreed upon. For each of the years ended April 30, 2006 and 2005 consulting fees incurred to this shareholder aggregated $92,304. As of April 30, 2006 amounts owed to this shareholder aggregated $99,996.

Interest Expense

For the years ended April 30, 2006 and 2005 the Company incurred interest expense on obligations due the shareholder and entities which he controls referred to in Notes 9(b), 9(c), and 9(f) aggregated $127,292(including $91,800 of amortization of discounts on such debt) and $53,064, respectively. In addition, interest expense to the member of the Company's board of directors, referred to in Notes 9(a) and 9(f) aggregated $15,323 and for the year ended April 30, 2006 and 2005 respectively.

For the years ended April 30, 2006 and 2005 the Company incurred interest expense on obligations due the member of its board of directors who is referred to in Note 9(e) aggregated $95,211(including $61,200 of amortization of discounts on such debt) and $14,061, respectively. In addition, indemnification made on behalf of the director through the issuance of 350,000 restricted shares of the Company's common stock resulted in additional interest expense of $157,500 (see Note 11) for the year ended April 30, 2005.

For the year ended April 30, 2006 interest incurred on borrowings from the shareholders referred to in Notes 9(g) and 9(i) aggregated $10,172 and $8,538, respectively.

Royalty Fees

In connection with the Company's distribution and licensing agreements with its equity investee the Company incurred royalty expenses during 2006 and 2005 of approximately $73,000 and $132,000, respectively. These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

14.  Customer Concentration

For the year ended April 30, 2006 and 2005 one customer accounted for approximately 14% and 18% of net sales.

15.  Commitments

Lease

The Company leases office space under an operating sublease, with minimum annual rentals of $50,000 through July 31, 2009. Partners may at its option terminate the lease effective July 31, 2007, subject to formal notification to the sublessor no later than July 31, 2006. The Company leases additional office under an operating lease, that requires minimal annual rental payments of $42,000 until March 2008.

Rent expense for these leases aggregated approximately $105,000 and $50,000 for the years ended April 30, 2006 and 2005, respectively.

Future minimum payments for all leases are approximately as follows:

                      Year Ending
                        April 30,     Amount
                       ----------   ----------
                          2007      $   92,000
                          2008          51,000

License Agreement

In November 2005 the Company entered into an eight-year licensing agreement for sales of a new alcoholic beverage. Under the agreement the Company is required to pay royalties of 50% of the gross profit (less any direct marketing, promotional and distribution costs) on sales of the licensed product, as defined. The agreement also requires minimal royalty payments of $10 per case sold through November 2006, $2,000,000 through November 2008, $3,250,000 from November 2008 through November 2010 and $4,250,000 from November 2010 through November 2012. In addition the agreement contains a provision for minimum promotional and advertising payments of $5,000,000 through May 2007 and 12.5% of gross sales (as defined) over the subsequent 12 months.

Litigation

In December 2004 the Company was sued in the Superior Court of New Jersey by a European supplier for $51,656. The Company in turn filed a counterclaim against the supplier. In May 2006 the case was settled with the European supplier agreeing to certain marketing stipulations on its products and Drinks will pay $15,000 upon and execution of those stipulations.

On January 18, 2006 the Company was sued by an Australian company which is affiliated with the Company's Australian wine supplier, in the United States District Court for the Central District of California. The Plaintiff seeks recovery of compensatory damages of $450,000, punitive damages of an unspecified amount, recovery of costs and attorneys' fees based on allegations of nonpayment of goods. While the Company believes, based on its initial analysis, that while some amounts may be due the Plaintiff, corresponding counterclaims will substantially reduce that amount ultimately paid. The Company intends to move to dismiss this action.

In July 2006 a beverage distributor initiated litigation in the Supreme Court of the State of New York against the Company. The plaintiff has demanded payment of an aggregate of $86,921, in connection with amounts allegedly owed by RBCI and allegedly assumed by the Company in the Rheingold acquisition (see Note 3) and certain amounts allegedly owed by the Company itself. The Company is evaluating the claims made by the plaintiff in this litigation.

A claim has been made against the Company relating to certain intellectual property rights. Although this matter is in the preliminary stages the Company is confident that if the claimant moved forward with the complaint the Company would prevail.

16.   Subsequent Event

In June 2006 the Company entered into a $10 million, three-year, asset-based revolving financing facility with a financial institution to be used for working capital purposes. Interest on the line will accrue at 1.5% above the prime rate. The facility is secured by a first security interest in the assets of the Company.

Also in June 2006, the Company entered into a purchase order financing facility with another financial institution.

In June 2006 the Company borrowed $50,000 from an investor which is repayable in July 2006. Interest under this loan is payable in 36,364 shares of Holding's common stock. To date this loan has not been repaid.

In June 2006 the Company issued 150,000 restricted shares of Holding's common stock to an investor for a purchase price of $0.60 per share.

In July 2006 the Company borrowed $153,112 from the shareholder previously referred to in Notes 9(a) and(f). which is not documented and is payable on demand.

In July 2006 the Company borrowed an aggregate of $300,000 from two entities which are affiliated with one another and issued convertible promissory notes. These notes are payable in January 2007 and are convertible into shares of Holding's common stock at $0.50 per share. In lieu of interest the Company issued warrants to purchase an aggregate of 300,000 shares of Holding's common stock for $0.50 per share. These warrants are currently exercisable for a five-year period. The Company has determined that the fair values of the related conversion option and warrants were $72,000 and $75,000 respectively on the dates the notes were granted.

In August the Company borrowed $400,000 and issued a convertible promissory note in like amount. This note is due and payable in February 2007 and bears interest at the rate of 10% per annum and is convertible into shares of Holding's common stock at $0.60 per share. In connection with this loan, the Company issued 333,333 shares of our Holding's common stock and agreed to issue such additional shares as may be necessary to cause the value of the shares on the date of issue to equal not less than $200,000 based on the average closing price of Holding's common stock for the five trading days immediately preceding the date of issue. The Company recognized the $200,000 (which was the fair value of the 333,333 shares on the date the note was granted) as deferred interest expense to be amortized over the life of the related loan.

17.   Restatement of Financial Statements


The consolidated financial statements as of April 30, 2006 and the related statement of operations for the year ended April 30, 2006 have been restated to correct the following:

During the period ended October 31, 2005, the Company acquired certain assets of Rheingold Brewing Co., Inc. (see Note 3). The Company originally recorded the consequences of this acquisition by applying a discount, to the Common Stock issued at the closing of the acquisition as well as to those shares to be issued in October 2006, as compared to the quoted market price of its stock at the time of the acquisition. The Company should have recorded this transaction based on the quoted market price of its Common Stock at the time of the acquisition and has restated the April 30, 2006 consolidated financial statements accordingly. In addition the Company was to begin amortizing the Rheingold intangible asset in the period in which sales were expected to begin. The cost of the intangible should be amortized to expense over the period of benefit, beginning as of the date of acquisition. Accordingly, the Company has restated the accompanying consolidated financial statements to reflect the amortization of the intangible asset beginning in the quarter ended January 31, 2006. The impact of the amortization on net income for the year ended April 30, 2006 to correct this error, was $ (41,522) which did not affect the stated per share loss (basis and diluted) previously reported. Furthermore, the Company should have recorded an impairment charge at April 30, 2006 to the intangible asset when such impairment was determined by management. The Company has restated the accompanying consolidated financial statements for the year ended April 30, 2006 to reflect the impairment charge of $804,161 or $(.01) per share basic and diluted.

The Company entered into several transactions in the year ended April 30, 2006 which involved the issuance of the Company's common stock in satisfaction of obligations. Originally, in recording these transactions a discount was applied against the quoted market price per share of the common stock issued. The Company should have accounted for all such transactions based on the quoted market price of the Company's common stock without discount. The impact on net loss for the year ended April 30, 2006, to correct these errors, was $(117,671) which did not affect the stated per share loss (basic and diluted) previously reported.

During the year ended April 30, 2006 the Company issued convertible promissory notes with detachable warrants as part of investment units. In recording such transactions the Company did not recognize a value for the conversion features of the convertible promissory notes and did not recognize the value of the warrants issued as part of the investment units. The failure to report values for the conversion features of the convertible promissory notes and for the warrants was due to the Company applying discounts to the value of the common stock underlying such securities, which discounts should have not been recognized. The Company should have recognized the intrinsic value of the conversion features of the convertible promissory notes by allocating the proceeds received by the Company with respect to the investment units between the warrants and convertible promissory in order to determine the effective purchase price for the debt and the warrants, and the resulting effective conversion price of the convertible promissory notes. The impact on net loss for the year ended April 30, 2006 to correct these errors, was $ (491,000) or $(.01) per share (basic and diluted).

None of the restatements affected net cash provided by operations, net cash used in investing activities or net cash provided by financing activities.

The following table sets forth the effects of the Restatemnets on the consolidated balance sheet as of April 30, 2006:

                                                          As
                                                      Previously
 Selected Balance Sheet Date at April 30, 2006:        Reported          Adjustments        As Restated
  Intangible assets, net                           $       999,217    $        (2,212)   $       997,005
  Total assets                                           2,615,539             (2,212)         2,613,327
  Notes and loans payable (current portion)              2,357,576            281,450          2,639,026
  Current liabilities                                    7,019,883            281,450          7,301,333
  Additional paid in capital                            10,838,165          1,170,692         12,008,857
  Accumulated deficit                                  (15,405,216)        (1,454,354)       (16,859,570)
  Shareholders deficit                                  (4,504,344)          (283,662)        (4,788,006)
Total liabilities and shareholders deficiency            2,615,539             (2,212)         2,613,327

Consolidated Statement of Operations

The following table sets forth the effects of the Restatements on the Consolidated Statements of Operations for the year ended April 30, 2006

Selling, general and administrative expenses - as previously reported  $     4,606,927
Impact of restatements                                                         159,193
                                                                       ---------------
Selling, general and administrative expenses - restated                $     4,766,120
                                                                       ---------------
Loss before other expenses (net) - as previously reported              $     4,154,155
Impact of restatements                                                         159,193
                                                                       ---------------
Loss before other expenses (net) - restated                            $     4,313,348
                                                                       ---------------
Interest expense - as previously reported                              $      (435,243)
Impact of restatements                                                        (491,000)
                                                                       ---------------
Interest expense - restated                                            $      (926,243)
                                                                       ---------------
Impairment of intangible asset - as previously reported                $            --
Impact of restatements                                                        (804,161)
                                                                       ---------------
Impairment of intangible asset - restated                              $      (804,161)
                                                                       ---------------
Other expenses (net) - as previously reported                          $      (236,862)
Impact of restatements                                                      (1,295,161)
                                                                       ---------------
Other expenses (net) - restated                                        $    (1,532,023)
                                                                       ---------------
Net loss - as previously reported                                      $     4,391,017
Impact of restatements                                                       1,454,354
                                                                       ---------------
Net loss - as restated                                                 $     5,845,371
                                                                       ---------------
Net loss per share (basic and diluted) - as previously reported        $          (.08)
Impact of restatements                                                            (.02)
                                                                       ---------------
Net loss per share (basic and diluted) - restated                      $          (.10)
                                                                       ---------------

18.   Amendment to Form 10KSB

The Company's Form 10QSB for the year ended April 30, 2006 has been amended to reflect the restatements noted in Note 17, additional disclosure in Note 2 pertaining to revenue dilution, and revisions to the disclosure in Item 8A "Controls and Procedures" to provide additional required information.

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES
CONSOLIDATED BALANCE SHEETS (Unaudited)
AS OF JANUARY  31, 2007


ASSETS
Current Assets:
   Cash and cash equivalents                                       $  6,567,458
   Accounts receivable, net of allowance                              1,802,982
   Inventories                                                        1,912,349
   Other current assets                                                 528,193
                                                                   ------------

            Total current assets                                     10,810,982

Property and Equipment, at cost less accumulated
     depreciation and amortization                                      137,591

Investment in Equity Investees                                           50,024

Intangible assets, net of accumulated amortization                      943,075

Deferred loan costs, net                                                 30,123

Other                                                                   147,105
                                                                   ------------

                                                                   $ 12,118,900
                                                                   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                 $  2,236,690
  Notes and loans payable                                             2,772,944
  Accrued expenses                                                    2,763,430
  Advances on shares to be issued                                        25,000
                                                                   ------------


          Total current liabilities                                   7,798,064


Shareholders' equity:
 Preferred Stock, $0.001 par value; 1,000,000 shares
    authorized; none issued                                                  --
Common Stock, $0.001 par value; 100,000,000 shares authorized:
  issued and outstanding 79,033,419                                      79,033
Additional paid-in capital                                           28,657,076
Accumulated deficit                                                 (24,415,273)
                                                                   ------------
                                                                      4,320,836
                                                                   ------------

                                                                   $ 12,118,900
                                                                   ============

See notes to consolidated financial statements

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                                      Nine months ended           Three months ended
                                         January 31,                 January 31,
                                  -------------------------   -------------------------
                                      2007         2006           2007         2006
                                  -----------   -----------   -----------   -----------
                                                 (Restated)                  (Restated)

Net sales                         $ 5,258,723   $ 1,105,700   $ 2,681,273   $   274,880

Cost of sales                       2,912,527       823,469     1,451,304       218,677
                                  -----------   -----------   -----------   -----------

     Gross margin                   2,346,196       282,231     1,229,969        56,203

Selling, general &
 administrative expenses            7,521,649     3,110,174     4,777,322       907,911
                                  -----------   -----------   -----------   -----------

  Loss before other income
    (expense) and income tax
    expense                        (5,175,453)   (2,827,943)   (3,547,353)     (851,708)

Other income (expense):
  Interest                           (708,978)     (773,144)     (333,046)     (634,296)
  Loss on extinguishment of debt   (1,651,757)           --    (1,651,757)           --
  Other                               (19,515)      190,000       (20,377)           --
                                  -----------   -----------   -----------   -----------
                                   (2,380,250)     (583,144)   (2,005,180)     (634,296)
                                  -----------   -----------   -----------   -----------

      Loss before income tax
      expense                     $(7,555,703)  $(3,411,087)  $(5,552,533)  $(1,486,004)
                                  ===========   ===========   ===========   ===========

Income tax expense                         --            --            --            --
                                  -----------   -----------   -----------   -----------

Net loss                          $(7,555,703)  $(3,411,087)  $(5,552,533)  $(1,486,004)

Net loss per share
(Basic and Diluted)               $     (0.12)  $     (0.06)  $     (0.08)  $     (0.03)
                                  ===========   ===========   ===========   ===========

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JANUARY 31, 2007 AND 2006 (Unaudited)

                                                                     2007            2006
                                                                 ------------   ------------
                                                                                  (Restated)
Cash Flows From Operating Activities:
Net loss                                                         $ (7,555,703)  $ (3,411,087)
Adjustments to reconcile net loss to net cash used
   in operating activities:
  Depreciation and amortization                                        99,148        189,916
  Earnings in equity method investees                                      --        (10,000)
  Loss on extinguishment of debt                                    1,651,757             --
  Stock and warrants issued for services of
   vendors and interest payments                                    2,057,690      1,015,144
  Changes in operating assets and liabilities:
  Accounts receivable                                              (1,510,638)        93,080
  Due from factor                                                      37,592        (82,382)
  Inventories                                                      (1,288,133)      (130,130)
  Other current assets                                               (395,858)       140,648
  Other assets                                                       (122,112)            --
  Accounts payable                                                    266,537        459,373
  Accrued expenses                                                  1,670,731        647,002
                                                                 ------------   ------------

            NET CASH USED IN OPERATING ACTIVITIES                  (5,088,989)    (1,088,436)
                                                                 ------------   ------------

Cash Flows From Investing Activities:
  Acquisition of property and equipment                              (116,966)            --
  Acquisition of intangibles and deferred charges                          --         (9,000)
  Other                                                                    --            496
                                                                 ------------   ------------

            NET CASH USED IN INVESTING ACTIVITIES                    (116,966)        (8,504)
                                                                 ------------   ------------

Cash Flows From Financing Activities:
  Proceeds from the sale of common stock issued and to be issued    8,680,835      1,027,167
  Proceeds from debt                                                3,118,625             --
  Repayment of debt                                                  (384,898)      (170,576)
  Payments for loan costs                                             (38,915)            --
                                                                 ------------   ------------

            NET CASH PROVIDED BY FINANCING ACTIVITIES              11,375,647        856,591
                                                                 ------------   ------------

            NET  INCREASE (DECREASE) IN CASH AND EQUIVALENTS        6,169,692       (240,349)

Cash and equivalents - beginning                                      397,766        231,578
                                                                 ------------   ------------

Cash and equivalents - ending                                    $  6,567,458   $     (8,771)
                                                                 ============   ============

Supplemental disclosure of non-cash investing
and financing transactions:
  Conversion of long-term debt and accrued expenses into
   shares of common stock                                        $  3,359,720   $    493,380
                                                                 ============   ============

Acquisition of business: Current assets less current liablities            --       (115,683)
                               Intangible and other assets                 --      1,265,683
                               Stock issued at fair value                  --       (650,000)
                               Payable to seller                           --       (500,000)
                                                                 ============   ============

Supplemental disclosure of cash flow information:
     Interest paid                                               $     84,263   $     17,859
                                                                 ============   ============

     Income taxes paid                                           $         --   $         --
                                                                 ============   ============

See notes to consolidated financial statements

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.    Basis of Presentation and Nature of Business

BASIS OF PRESENTATION

On March 9, 2005 the shareholders of Drinks Americas, Inc. ("Drinks") a company engaged in the business of importing and distributing unique, premium alcoholic and non-alcoholic beverages associated with icon entertainers and celebrities, to beverage wholesalers throughout the United States, acquired control of Drinks Americas Holdings, Ltd. ("Holdings"). Holdings was incorporated in the State of Delaware on February 14, 2005. On March 9, 2005 (the "Acquisition Date") Holdings merged with Gourmet Group, Inc., (`Gourmet"), a publicly traded Nevada corporation, which resulted in Gourmet shareholders acquiring 1 share of Holdings' common stock in exchange for 10 shares of Gourmet's common stock. Both Holdings and Gourmet were considered "shell" corporations, as Gourmet had no operating business on the date of the share exchange, or for the previous three years. Pursuant to the June 9, 2004 Agreement and Plan of Share Exchange among Gourmet, Drinks and the Drinks' shareholders, Holdings, with approximately 4,058,000 shares of outstanding common stock, issued approximately 45,164,000 of additional shares of its common stock on March 9, 2005 to the common shareholders of Drinks and to the members of its affiliate Maxmillian Mixers, LLC (`Mixers'), in exchange for all of the outstanding Drinks' common shares and Mixers' membership units, respectively. As a result Maxmillian Partners, LLC, ("Partners"), which owned 99% of the Drinks' outstanding common stock and approximately 55% of Mixers' outstanding membership units, became Holding's controlling shareholder with approximately 87% of Holding's outstanding common stock. For financial accounting purposes this business combination has been treated as a reverse acquisition, or a recapitalization of Partners' subsidiaries (Drinks and Mixers).

Partners, which was organized as a Delaware limited liability company on January 1, 2002 and incorporated Drinks in Delaware on September 24, 2002, subsequent to March 9, 2005 transferred all of its Holding's shares to its members as part of a plan of liquidation.

On March 11, 2005 Holdings and an individual organized Drinks Global, LLC ("DGI"). Holdings owns 90% of the membership units and the individual, who is the president of DGI, owns 10%. DGI's business is to import wines from various parts of the world and sell them to distributors throughout the United States. In May 2006 Holdings organized D.T. Drinks, LLC ("DT Drinks"), and a New York limited liability company, for the purpose of selling certain alcoholic beverages.

The accompanying consolidated balance sheet as of January 31, 2007 and the results of operations and cash flows for the nine months ended January 31, 2007 and 2006 and results of operations for the three months ended January 31, 2007 and 2006 reflect Holdings its majority-owned subsidiaries and Partners (collectively, the "Company"). All intercompany transactions and balances in these financial statements have been eliminated in consolidation. The amount of common and preferred shares authorized, issued and outstanding as of January 31, 2007 is those of Holdings. Common shares issued at the Acquisition Date represent the number of outstanding shares of Holdings before the share exchange with Partners.

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. The Company has an accumulated deficit of $24,415,273 as of January 31, 2007 and has incurred significant operating losses and negative cash flows from operations since inception. We have increased our working capital as a result of our January 2007 private placement of our common stock.

In addition we have improved our liquidity by extinguishing much debt by exchanging it for our common stock. We will need to continue to carefully manage our working capital and our business decisions will continue to be influenced by our working capital requirements. We will need additional financing which may take the form of equity or debt. We anticipate that increased sales revenues will help to some extent. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected.

In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of January 31, 2007, its results of operations for the nine and three months ended January 31, 2007 and 2006 and its cash flows for the nine months ended January 31, 2007 and 2006. Pursuant to the rules and regulations of the SEC for the interim financial statement, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these financial statements should be read in conjunction with the audited financial statements and the other information in the Form 10-KSB.

NATURE OF BUSINESS

Through our majority-owned subsidiaries, Drinks, DGI and DT Drinks, we import, distribute and market unique, premium alcoholic and non-alcoholic beverages associated with icon entertainers, celebrities and destinations, to beverage wholesalers throughout the United States.


2.     Critical Accounting Policies and Estimates

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Accordingly, actual results may differ from those estimates.

CRITICAL ACCOUNTING POLICIES

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the financial statements:

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped.

The Company recognizes revenue dilution from items such as product returns, inventory, credits, discounts and other allowances in the period that such items are first expected to occur. The Company has not realized material amounts of revenue dilution in the periods covered by this report. In this regard, the Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. No material amounts of product returns have occurred during this fiscal year. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in the ordinary course of business. The Company assesses levels of inventory maintained by its customers through telephone communications with its customers and believes that most maintain low levels of inventory of its products. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized. As of January 31, 2007 there were no such amounts to accrue.

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off upon management's determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations.

3.    Inventories

               Raw materials                                   $   903,232
               Finished goods                                    1,009,117
                                                                 ---------

                                                               $ 1,912,349
                                                                 =========

4.    Notes and Loans Payable

               Due to sellers of acquired business             $   500,000
                Unsecured notes payable to shareholders             85,788
                Other convertible notes                            250,000
               Revolving finance facility                        1,433,296
               Advances under letters of credit
                                                                   503,860
                                                               -----------
                                                               $ 2,772,944
                                                               ===========

During the nine months ended January 31, 2007 activity relating to the Company's borrowings is as follow:

Between August 1 through January 31, 2007, various senior convertible note holders converted $850,000 principal plus $146,219 interest into 2,213,819 shares of Holdings common stock at a price of $0.45 per share. Greenwich Beverage Group LLC, which is managed and controlled by a member of the Company's board of directors, one of these senior note holders, converted $100,000 principal plus interest of $18,222 into 262,716 shares of the Company's stock on January 29, 2007. These conversions accounted for the balance of the senior notes outstanding.

On January 31, 2007, the Company repaid a member of the Company's board of directors, $252,473, including $67,575 of accrued interest, which represented the balance of a loan he arranged for the Company in July 2004.

On January 31, 2007, the Company settled a loan from an unrelated entity aggregating $108,153, including accrued interest of $8,153, repaying a total of $90,000 and recognizing a gain of $18,153.

Also on January 31, 2007 the Company repaid its line of credit with Bank Leumi aggregating $102,000 including interest of $2,000.

In June 2006, the Company borrowed $50,000 from an unrelated entity. Interest on the note was paid in 36,364 shares of Holdings common stock which the Company determined had a value of $19,637 as of the date of the note was issued which is included in interest expense in the accompanying statement of operations for the nine months ended January 31, 2007. In January 2007 we induced the note holder to surrender his $50,000 loan and in return we issued 82,901 shares of the Company's common stock. The market value of the shares issued on the date the agreement was reached was $238,635. Accordingly, the Company recognized a non-cash loss of $188,635 on the conversion of this note.

Between December 2005 and February 2006, the Company issued convertible notes aggregating $250,000, $150,000 to a significant shareholder of the Company, and a second note $100,000 to Greenwich Beverage Group LLC. In December 2006 the shareholder elected to convert his $150,000 principal plus accrued interest of $19,700 into 377,111 shares of the Company's common stock at price of $0.45 per share. Also in December 2006, Greenwich Beverage Group LLC converted $100,000 principal plus accrued interest of $13,933 into 253,185 shares of the Company's common stock at a price of $0.45 per share.

On December 18, 2006, the Company reached agreements with various note holders and a consultant to the Company to repay amounts due them by issuing them shares of the Company's common stock. The aforementioned significant shareholder and Nexcomm International Beverages, LLC, a company which is controlled by him, surrendered several notes aggregating $499,545 of principal and $125,490 of accrued interest and in return received 845,558 shares of the Company's common stock at an approximate price of $0.74 per share. Based on the market value of stock on the date the agreement to issue the shares in settlement of the loans was reached the Company has recognized a loss of $725,342 on the extinguishment of these loans. Also, on December 19 the Company reached an agreement with another note holder to settle his $100,000 note plus accrued interest of $18,100 and issue him 78,733 shares of the Company's common stock at a price of $1.50 per share. The Company has recognized a non-cash loss on this transaction of $6,299. In addition, the Company reached an agreement with Shep Gordon, a consultant to the Company, and Alive Spirits, an entity controlled by Mr. Gordon, to settle past due amounts owed to Alive Spirits LLC aggregating $312,102 plus interest by issuing 595,568 shares of the Company's common stock. Based on the value of the Company's common stock on the date the agreement was reached, the Company has recognized a non-cash loss of $628,895 on this transaction.

In December 2006, a convertible note holder converted $100,000 of principal plus $18,742 of accrued interest into 263,871 shares of the Company's common stock at a price of $0.45 per share. In October 2006, the Company borrowed $250,000 and issued a convertible promissory note in like amount. This note is payable in October 2007 but may be extended one year at the Company's option and is convertible into shares of our common stock at $0.60 per share.

The note bears interest at 12% per annum and is payable quarterly commencing January 2007. At the option of the lender, interest can be paid in shares of Company common stock at a rate of 15% discount to the market price. In connection with this borrowing we issued warrants to purchase 250,000 shares of our common stock for $0.60 per share. These warrants are currently exercisable for a five-year period. The Company had determined, as of the date the notes were issued, the warrants had a value of $48,000 which is being expensed over the life of the related debt. The terms of the note enables the holder to convert such security into common stock of the Company at a price of $0.60 per share, which was at a discount to the market price of the common stock at the date convertible. At issuance, the convertible note was convertible into shares of the Company's common stock with an aggregate value which exceeded the amount of proceeds allocated to the convertible note by $58,000. This discount is also being amortized over the life of the related promissory note.

In August 2006 the Company borrowed $75,000 from the Chairman of the Board of Directors for working capital purposes. Although there is no formal documentation for this loan both parties informally agreed to accrue interest at 7% per annum. This loan was repaid on February 16, 2007 with interest of $6,037.

In December 2006 a convertible note holder converted $400,000 principal plus $15,890 of accrued interest into 693,150 shares of the Company's common stock. In addition, as consideration for additional interest and charges on this loan, in accordance with the terms of the loan agreement, the Company issued an additional 333,333 shares of the Company's common stock on the date of conversion. The Company had determined that the value of the 333,333 shares of common stock as of the date the notes were issued was $200,000 of which $200,000 and $102,732 is included in interest expense for the nine and three months ended January 31, 2007, respectively.

In July 2006, we borrowed an aggregate of $300,000 from two entities which are affiliated with one another and issued convertible promissory notes in evidence thereof. These notes were payable on January 27, 2007. In lieu of interest, we issued to the lenders warrants to purchase an aggregate of 300,000 shares of our common stock for $0.50 per share. These warrants are exercisable for a five-year period. The Company has determined, as of the date the notes were issued, the warrants had a value of $75,000 which was being amortized over the life of the related debt. The terms of the noted enabled the holder to convert such security into common stock of the Company which was at a discount to the market price of the common stock at the date convertible. At issuance, the convertible notes were convertible into shares of the Company's common stock with an aggregate value which exceeded the amount of proceeds allocated to the convertible note by $72,000 which was also being amortized over the life of the related promissory notes, In December 2006 the two entities converted the notes into an aggregate of 600,000 shares of Holdings stock at a price of $0.50 per share. At the date of conversion the remaining discounts relating to the warrants and the beneficial conversion features were charged to interest expense.

In June 2006 the Company entered into a $10 million, three year, asset-based revolving finance facility with BACC (a division of Sovereign Bank) which is used for working capital purposes. Interest on the line accrues at 1.5% above the prime rate. The facility is secured by a first security interest in the assets of the Company other than those of DT Drinks of which it has a subordinate interest to Production Finance International, LLC ("PFI") (see below). At January 31, 2007 $1,433,296 is outstanding on this facility.

Also in June 2006, the Company entered into a $1.5 million purchase order financing facility with PFI to be used to finance the acquisition of certain inventory. The facility bears interest at 5% plus prime per annum on amounts advanced. PFI has a first security interest in the assets of DT Drinks. At January 31, 2007 $503,860 is outstanding with an additional $300,000 available under outstanding letters of credit.

5.    Accrued expenses

         Payroll and consulting fees owed to officers,
           Directors and shareholders                          $  573,426
          Compensation to Board of Directors                      300,000
          All other payroll, consulting and commissions           973,859
         Interest                                                  31,827
         Investor relation fees                                   163,853
          Others                                                  720,465
                                                                ---------
                                                               $2,763,430
                                                               ==========

6.    Shareholders' Deficit

From inception we have had no employee stock option or incentive plans.

Outstanding warrants as of January 31, 2007 to purchase an aggregate of 7,262,868 shares of Holdings common stock were outstanding as follows:

On January 30, 2007 (the "Closing Date"), we sold to five investors (the "Investors") an aggregate of 4,444,444 shares of our common stock, at a price of $1.80 per share generating gross proceeds of $8,000,000 and warrants to purchase an aggregate of 3,777,778 shares of our common stock for a purchase price of $3.00 per share (the "Warrants"). The Warrants which are exercisable for a five year period commencing on the sixth month anniversary of the Closing Date, contain cashless exercise provisions, which apply in certain circumstances, and full rachet anti-dilution provisions. Out of the gross proceeds of this Offering, we paid Midtown Partners & Co., LLC (the "Placement Agent") $640,000 in commissions and $160,000 for non-accountable expenses which were charged to equity. We will also pay the Placement Agent commissions equal to 10% of the purchase price of common stock acquired on the exercise of the Warrants, if and when that occurs. We also issued to the Placement Agent, warrants to acquire 444,444 shares of our common stock for a purchase price of $3.00 per share (the "Placement Agent Warrants"), which warrants are substantially similar to the Warrants issued to the Investors, except they do not contain full ratchet anti-dilution provisions. We have agreed to use our best efforts to file, within 45 days of the Closing Date, a Registration Statement covering the resale of the shares of common stock issued to the Investors and the Placement Agent as well as the shares of common stock which may be purchased under the Warrant and the Placement Agent Warrant and to cause such Registration Statement to be declared effective by the Securities and Exchange Commission under the Securities Exchange Act of 1934, within 90 days of the Closing Date. In the event we do not satisfy these requirements in a timely fashion we will be subject to penalties equal to 1% of the purchase price paid by the Investors for the common stock for each thirty days that elapse prior to the satisfaction of the requirements, except that the aggregate maximum amount of the penalties that may be imposed for such failure is 20% of the aggregate amount paid for our common stock by the Investors. In addition, the cashless exercise provisions of the Warrant and the Placement Agent Warrant will apply if at any time after one year from the Closing Date there is no effective Registration Statement for the resale of the shares of common stock purchasable there under. Mr. J. Patrick Kenny, our President and Chief Executive Officer, and Mr. Fred Schulman, one of our Directors, agreed that for a two-year period commencing on the Closing Date, they will not sell 10,000,000 (for Mr. Kenny) and 700,000 (for Mr. Schulman) shares of our common stock which they now own.

In October and November 2006, the Company sold 1,750,000 shares of its common stock for $1,050,000 to investors. Greenwich Beverage Group, LL acquired 333,333 shares of common stock for $200,00. In addition, these investors were issued warrants, exercisable for five years from the date of the investments, to purchase 875,000 shares of common stock at a price of $1,25 per share. The Company has the option to redeem up to 50% of the warrants at anytime prior to exercise at a price of $0.50 per warrant.

In October 2006, as disclosed in Note 4, in connection with a $250,000 convertible note, the Company issued warrants to purchase 250,000 shares of Holdings common stock at an exercise price of $0.60 per share. The warrants may be exercised at any time up to five years from the date of the agreement.

In August 2006, in connection with a consulting agreement the Company issued warrants to purchase 100,000 shares of Holdings common stock at an exercise price of $0.60 per share.
The warrants may be exercised at any time up to five years from the date of the agreement. The Company has determined, as of the date the warrants were issued, that the warrants had a value of $18,000 which is being amortized over the life of the related warrants. In addition, under the terms of the agreement the consultant received 175,000 shares of Holdings common stock which were issued in December 2006 and is to receive an additional 100,000 warrants for each contract year with an exercise price to be determined by the Company's board of directors. The agreement is for three years with an automatic two year extension. The Company valued the 175,000 shares received by the consultant at $107,000 based on the market price of the stock at the date of the agreement which is being amortized over the five year life of the agreement.

As disclosed in Note 4, warrants were issued in connection with convertible notes issued in July 2006 to purchase an aggregate of 300,000 of Holding's common stock at an exercise price of $0.50 per share. The warrants were issued in lieu of interest payments.

In February 2006, the Company issued warrants to purchase 250,000 shares of common stock at a price of $0.56 per share to a consultant in connection with consulting services rendered the company. The warrants are exercisable through February 2011.

Warrants issued in connection with convertible notes issued between December 2005 and February 2006 to purchase an aggregate of 445,646 shares of Holding's common stock at an exercise price of $0.45 per share. The warrants may be exercised at any time up to five years from the date of the notes. The Company had determined, as of the date the notes were issued, in accordance with APB 14, the warrants had a value $111,800. The discount relating to these warrants were expensed on the date the notes were issued since the notes were payable on demand. Warrants to purchase 55,556 shares are owned by Greenwich Beverage Group LLC, and warrants to purchase 83,333 shares are owned by , the aforementioned significant shareholder of the Company.

Warrants were issued in connection with senior convertible notes issued between March and May 2005 to purchase an aggregate of 1,350,000 shares of Holdings common stock at a per share price of $0.45. These warrants also have cashless exercise provisions. The warrants may be exercised at any time up to five years from the date of the notes. The Company had determined, as of the date the notes were issued the warrants had no value. Warrants to purchase 100,000 shares are owned by Greenwich Beverage Group LLC. In December 2006 three of the warrant holders exercised their warrants under the cashless exercise provisions of the warrants receiving an aggregate of 402,587 shares of the Company's common stock of which 386,950 were issued in February 2006. Warrants to purchase an aggregate of 850,000 shares of Holdings common stock remain outstanding.

Issuances of the Company's common stock, in addition to those disclosed in Note 4 and previously in Note 6, for the 9 months ended January 31, 2007 are as follows:

On January 17, 2007, the Company issued 82,901 shares of its common stock as payment for a passed due loan. Based on the market price of the common stock on the date the agreement was reached to issue the stock as payment, the Company recognized a non-cash loss of $157,440 on this transaction.

On January 12, 2007, the Company issued 14,286 shares to a sales broker as a bonus for services he has provided the Company. The value of the shares of $35,415 is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the nine and three months ended January 31, 2007.

In December 2006, the Company committed to issue shares to several of its employees and consultants for services they have provided to the Company in connection with the successful launch of Trump Super Premium Vodka. Marvin Traub, a member of the Company's board of directors received 365,210 shares with an aggregate value of $576,667 based on the value of the Company's stock as of the commitment date. Jason Lazo, the Company's Chief Operating Officer received 150,075 shares with an aggregate value of $237,119. Several other employees and a consultant to the Company received an aggregate of 206,716 shares with a value of $326,611. The total value of the shares issued is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the nine and three months ended January 31, 2007.

In December 2006, 280,000 shares were issued as consideration to a vendor as payment for amounts past due of $140,000. Based on the market value of the Company's common stock on the date the agreement to issue the shares was made the Company recognized a non-cash loss on this transaction of $94,360.

In November 2006, the Company issued 140,000 shares of its common stock in connection with a consulting agreement. The value of these share of $105,000 based on the market price of the Company's common stock at the date the Company committed to issue them is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the nine and three months ended January 31, 2007.

In October 2006, 20,000 shares were issued as consideration to a vendor for amounts due.

In August 2006, the Company issued 80,000 shares of its common stock as consideration for professional services. Company management has determined the value of such shares were $40,000 based on the market price of the common stock on the date of the agreement which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the nine months ended January 31, 2007.

166,667 shares were issued in July 2006 as a donation to a charitable organization which is run by the owner of one of the Company's vendors. Company management has determined the value of such shares at the date of issuance was $97,000 which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations for the nine months ended January 31, 2007.

50,000 shares were issued in July 2006 as consideration of a loan extension. Company management has determined the value of such shares were $29,000 which is included in interest expense in the accompanying consolidated statements of operations for the nine months ended January 31, 2007.

7.    Related Party Transactions

Related party transactions, in addition to those referred to in Notes 4 and 7, are as follows:

We incurred fees to a consulting company owned by a director of the Company, aggregating $75,000 for the nine months ended January 31, 2007 and 2006 and $25,000 for the three months ended January 31, 2007 and 2006. We incurred fees to a consulting firm controlled by our Chairman of the Board, aggregating $120,000 for the nine months ended January 31, 2006. We owed their firms an aggregate of $115,799 as of January 31, 2007.

In February 2007, four members of the board of directors of the Company, were each paid $25,000 and each issued 16,502 shares of the Company's common stock as compensation for serving on the Company's board of directors. In addition. our president was issued 16,502 shares as a bonus for services he has provided to the Company in his position as the Chief Executive Officer. The aggregate value of the 82,510 shares issued of $250,000, based on the market price of the Company's stock on the date the Company committed to issue the shares, plus the $100,000 total cash payment were accrued for as of January 31, 2007 and are included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the nine and three months ended January 31, 2007.

8.    Sales Concentration

For the nine and three months ended January 31, 2007 one customer accounted for 23.0% and 16.1%, respectively, of our net sales. For the three months ended January 31, 2007 another customer accounted for 11.4% of our net sales. For the nine and three months ended January 31, 2006 one customer accounted for 18.0% and 32.0%, respectively, of our net sales, and another customer accounted for 20.6% of our net sales for the nine months ended January 31, 2006.

9.    Litigation

In December 2004 the Company was sued in the Superior Court of New Jersey by a European supplier for $51,656. The Company in turn filed a counterclaim against the supplier. In May 2006 the case was settled with the European supplier agreeing to certain marketing stipulations on its products and Drinks paid $15,000 upon the execution of those stipulations.

On January 18, 2006 the Company was sued by an Australian company which is affiliated with the Company's Australian wine supplier, in the United States District Court for the Central District of California. The Plaintiff sought recovery of compensatory damages of $450,000, punitive damages of an unspecified amount, recovery of costs and attorneys' fees based on allegations of nonpayment of goods. The case was settled in September 2006 with the Company agreeing to pay the supplier $350,000. The balance of the settlement was paid in December 2006.

In July 2006 a beverage distributor initiated litigation in the Supreme Court of the State of New York against the Company. The plaintiff has demanded payment of an aggregate of $86,921, in connection with amounts allegedly owed by Rheingold Brewing Company Inc. and allegedly assumed by the Company in the Rheingold acquisition and certain amounts allegedly owed by the Company itself. The companies are attempting to negotiate a settlement.

In November 2006 a creditor filed a motion for summary judgment in lieu of complaint, in the Supreme Court of the State of New York, to collect $100,000 plus interest due under a negotiable promissory note. Due to certain credits, the Company believes the liability to be considerably less than the face amount of the note. The case was settled in January 2007 with the Company paying $90,000 to the creditor.

10.   Other


The Company received inquiries from the SEC relating to its Forms 10-KSB for the years ended April 30, 2006 and 2005 and its Forms 10-QSBS for the Quarters ended July 31, 2005, October 31, 2005 and January 31, 2006. After corresponding with the SEC with respect to its inquiries, the Company is amending its reports for each of these periods. Conforming amendments will also be filed with respect to the Company's Forms 10-QSB for the periods ending July 31, 2006, October 31, 2006 and January 31, 2007. Further information with respect to the restatements related to these amendments can be found in our Form 8-K filed on March 6, 2007. (See footnotes 11 and 12)

11. Restatement of Financial Statements

The Company previously restated its consolidated balance sheet at April 30, 2006, and the consolidated statement of operations, the consolidated statement of stockholders' deficit and the consolidated statement of cash flows for the fiscal year ended April 30, 2006. The restatements were included in the Company's amended Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006. The net effect of the restatements was to increase accumulated deficit at the beginning of fiscal 2007 by $1,454,354.

The consolidated financial statements for the period ended October 31, 2007 reflect the previous restatements.

The previous restatements reflect adjustments to correct the following:

During the period ended October 31, 2005, the Company acquired certain assets of Rheingold Brewing Co., Inc. The Company originally recorded the consequences of this acquisition by applying a discount, to the Common Stock issued at the closing of the acquisition as well as to those shares to be issued in October 2006, as compared to the quoted market price of its stock at the time of the acquisition. The Company should have recorded this transaction based on the quoted market price of its Common Stock at the time of the acquisition and has restated the April 30, 2006 consolidated financial statements accordingly. In addition the Company was to begin amortizing the Rheingold intangible asset in the period in which sales were expected to begin. The cost of the intangible should be amortized to expense over the period of benefit, beginning as of the date of acquisition. Accordingly, the Company has previously restated the April 30, 2006 consolidated financial statements to reflect the amortization of the intangible asset beginning in the quarter ended January 31, 2006. The impact of the amortization on net loss for the year ended April 30, 2006 to correct this error, was $ (41,522) which did not affect the stated per share loss (basis and diluted) previously reported. Furthermore, the Company should have recorded an impairment charge at April 30, 2006 to the intangible asset when such impairment was determined by management. The Company has previously restated the consolidated financial statements for the year ended April 30, 2006 to reflect the impairment charge of $804,161 or $(.01) per share basic and diluted.

The Company entered into several transactions in the year ended April 30, 2006 which involved the issuance of the Company's common stock in satisfaction of obligations. Originally, in recording these transactions a discount was applied against the quoted market price per share of the common stock issued. The Company should have accounted for all such transactions based on the quoted market price of the Company's common stock without discount. The impact on net loss for the year ended April 30, 2006, 2006 to correct these errors, was $ (117,671) which did not affect the stated per share loss (basic and diluted) previously reported.

During the year ended April 30, 2006 the Company issued convertible promissory notes with detachable warrants as part of investment units. In recording such transactions the Company did not recognize a value for the conversion features of the convertible promissory notes and did not recognize the value of the warrants issued as part of the investment units. The failure to report values for the conversion features of the convertible promissory notes and for the warrants was due to the Company applying discounts to the value of the common stock underlying such securities, which discounts should have not been recognized. The Company should have recognized the intrinsic value of the conversion features of the convertible promissory notes by allocating the proceeds received by the Company with respect to the investment units between the warrants and convertible promissory in order to determine the effective purchase price for the debt and the warrants, and the resulting effective conversion price of the convertible promissory notes. The impact on net loss for the year ended April 30, 2006 to correct these errors, was $ (491,000) or $ (.01) per share (basic and diluted).

None of the restatements affected net cash provided by operations, net cash used in investing activities or net cash provided by financing activities.

The following table sets forth the effects of the Restatements on the consolidated balance sheet as of April 30, 2006:

                                                          As
                                                      Previously
 Selected Balance Sheet Date at April 30, 2006:        Reported           Adjustments      As Restated
  Intangible assets, net                           $       999,217    $        (2,212)   $       997,005
  Total assets                                           2,615,539             (2,212)         2,613,327
  Notes and loans payable (current portion)              2,357,576            281,450          2,639,026
  Current liabilities                                    7,019,883            281,450          7,301,333
  Additional paid in capital                            10,838,165          1,170,692         12,008,857
  Accumulated deficit                                  (15,405,216)        (1,454,354)       (16,859,570)
  Shareholders deficit                                  (4,504,344)          (283,662)        (4,788,006)
Total liabilities and shareholders deficiency            2,615,539             (2,212)         2,613,327

The Company previously restated its interim fiscal 2007 financial statements for the periods ended October 31, 2006 and July 31, 2006. The restatements increased the net loss for fiscal 2007 by $175,434.

In addition, the accompanying consolidated statement of operations for the three months ended January 31, 2006 to correct the following:

The Company was to begin amortizing the Rheingold intangible asset in the period in which sales were expected to begin. The cost of the intangible should be amortized to expense over the period of benefit, beginning as of the date of acquisition. Accordingly, the Company has restated the accompanying consolidated financial statements to reflect the amortization of the intangible asset beginning in the quarter ended January 31, 2006. The impact on net loss for the three months ended January 31, 2006, to correct this error, was $ (20,761) which did not affect the stated per share loss (basic and diluted) previously reported.

The Company entered into several transactions in the period ended January 31, 2006 which involved the issuance of the Company's common stock in satisfaction of obligations. Originally, in recording these transactions a discount was applied against the quoted market price per share of the common stock issued. The Company should have accounted for all such transactions based on the quoted market price of the Company's common stock without discount. The impact on net loss for the three months ended January 31, 2006, to correct these errors, was $ (76,671) which did not affect the stated per share loss (basic and diluted) previously reported.

During the period ended January 31, 2006 the Company issued convertible promissory notes with detachable warrants as part of investment units. In recording such transactions the Company did not recognize a value for the conversion features of the convertible promissory notes and did not recognize the value of the warrants issued as part of the investment units. The failure to report values for the conversion features of the convertible promissory notes and for the warrants was due to the Company applying discounts to the value of the common stock underlying such securities, which discounts should have not been recognized. The Company should have recognized the intrinsic value of the conversion features of the convertible promissory notes by allocating the proceeds received by the Company with respect to the investment units between the warrants and convertible promissory in order to determine the effective purchase price for the debt and the warrants, and the resulting effective conversion price of the convertible promissory notes. The impact on net loss for the three months ended January 31, 2006, to correct these errors, was $ (445,091) or $ (.01) per share (basic and diluted).

The following table sets forth the effects of the previous Restatements on the Consolidated Statements of Operations for the three months ended January 31, 2006:

                                                                           Three Months
                                                                         ---------------
Selling, general and administrative expenses - as previously reported    $       802,242
Impact of restatements                                                           105,699
                                                                         ---------------
Selling, general and administrative expenses - restated                  $       907,911
                                                                         ---------------
Loss before other income (expense) - as previously reported                      746,039
Impact of restatements                                                           105,669
                                                                         ---------------
Loss before other income (expense) - restated                            $       851,708
                                                                         ---------------
Interest expense - as previously reported                                $       189,203
Impact of restatements                                                           445,093
                                                                         ---------------
Interest expense - restated                                              $       634,296
                                                                         ---------------
Other income (expense) - as previously reported                          $      (189,203)
Impact of restatements                                                          (445,093)
                                                                         ---------------
Other income (expense) - restated                                        $      (634,296)
                                                                         ---------------
Net loss - as previously reported                                                935,243
Impact of restatements                                                   $       550,761
                                                                         ---------------
Net loss - as restated                                                   $     1,477,768
                                                                         ---------------
Net loss per share (basic and diluted) - as previously reported          $          (.02)
Impact of restatements                                                              (.01)
                                                                         ---------------
Net loss per share (basic and diluted) - restated                        $          (.03)
                                                                         ---------------

12. Amendment to Form 10QSB

The Company's Form 10QSB for the period ended January 31, 2007 has been amended to reflect the restatements noted in Note 11 as well as to correct the following line items to the consolidated statements of cash flows for the nine months ended January 31, 2007:

                                              As
                                          Previously
 Selected Cash Flow Statement Date:        Reported           Adjustments        As Restated
(Nine Months ended January 31, 2007)
  Inventories                          $      (878,997)   $      (409,136)   $    (1,288,133)
  Other current assets                        (548,558)           152,700           (395,858)
  Accounts payable                              10,101            256,436            266,537

These errors were due to a mathematical mistake.